EXHIBIT 99.1

DESCRIPTION

This description of Québec is dated as of June 4, 2015 and appears as Exhibit 99.1 to Québec’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2015

This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

Table of Contents

FOREIGN EXCHANGE	4

SUMMARY	5

MAP	8

QUÉBEC	9

Overview	9
Constitutional Framework	9
Government	10
Native Peoples	10

ECONOMY	14

Economic Developments in 2014	14
Plan Nord	14
Economic Structure	16
Free Trade Agreements	24

GOVERNMENT FINANCES	26

Financial Administration	26
Amendment of the Balanced Budget Act	27
Consolidated Financial Transactions	27
2014-2015 Preliminary Results	29
2015-2016 Forecast – Budget 2015-2016	29
Accounting Standard	30
Economic Assumptions	32
General Fund Revenue	32
General Fund Expenditure	36
Government Employees and Collective Unions	39
Consolidated Non-Budgetary Transactions	40

GOVERNMENT ENTERPRISES AND AGENCIES	42

Enterprises Included in the Government’s Reporting Entity	44
Agencies Which Conduct Fiduciary Transactions That Are Not Included in the Government’s Reporting Entity	47

PUBLIC SECTOR DEBT	49

Government Debt	50
Guaranteed Debt	53
Funded Debt of the Municipal Sector and Other Institutions	54

Government’s Commitments	55

WHERE YOU CAN FIND MORE INFORMATION	57

FORWARD-LOOKING STATEMENTS	57

SUPPLEMENTARY INFORMATION	58

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

(CAD per unit of foreign currency)
Foreign Currency	2011	2012	2013	2014	2015	(1)
United States Dollar	0.9891	0.9996	1.0299	1.1045	1.2350
Japanese Yen	0.0124	0.0125	0.0106	0.0105	0.0103
Swiss Franc	1.1187	1.0662	1.1117	1.2078	1.3017
Pound Sterling	1.5861	1.5840	1.6113	1.8190	1.8729
New Zealand Dollar	0.7824	0.8098	0.8448	0.9170	0.9265
Mexican Pesos	0.0798	0.0760	0.0807	0.0830	0.0820
Australian Dollar	1.0206	1.0353	0.9966	0.9963	0.9682
Euro	1.3767	1.2850	1.3681	1.4671	1.3763
Hong Kong Dollar	0.1271	0.1289	0.1328	0.1424	0.1593

(1) Monthly average through the end of May 2015.
Source : Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. “Fiscal 2015” and “2014-2015” refer to the fiscal year ended March 31, 2015, and, unless otherwise indicated, “2014” means the calendar year ended December 31, 2014. “Fiscal 2016” and “2015-2016” refer to the fiscal year that will end on March 31, 2016. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

SUMMARY

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy
(dollar amounts in millions, unlress otherwise specified)
	2010	2011	2012	2013	2014
GDP at current market prices	329,670	345,732	357,431	362,846	373,723
% change - GDP in chained 2007(1)	2.3%	2.0%	1.5%	1.0%	1.3%
Household income	275,612	287,272	300,520	307,300	314,653
Non-residential capital expenditures	34,716	37,010	40,192	38,365	N.A.
International exports of goods	59,200	63,559	63,998	66,094	75,857
Population at July 1 (in thousands)	7,929	8,008	8,085	8,154	8,215
Unemployment rate	8.0%	7.9%	7.7%	7.6%	7.7%
Consumer Price Index - % change	1.2%	3.0%	2.1%	0.7%	1.4%
Average exchange rate (US$ per C$)	0.9709	1.0110	1.0004	0.9710	0.9054

(1) Adjusted for the effects of inflation.

Consolidated Financial Transactions
Fiscal year ending March 31
(dollar amounts in millions)

								Budget
						Preliminary		Forecast
	2012	2013		2014		Results 2015	(1)	2016
General Fund
Own-source revenue	50,272	49,983	(2)	53,242		54,339		57,136
Federal transfers(3)	15,243	15,707	(4)	16,528	(4)	16,832	(4)	17,322	(4)
Total revenue	65,515	65,690		69,770		71,171		74,458
Program spending	-61,503	-62,247		-64,322		-65,704		-66,460
Debt service	-7,348	-7,766		-8,434		-8,164		-8,331
Total expenditure	–68,851	–70,013		–72,756		–73,868		–74,791
Net results of General Fund	-3,336	-4,323		-2,986		-2,697		-333
Net results of consolidated entities(5)	1,548	1,808		1,283		1,600		1,919
Surplus (deficit) within the meaning of the public accounts	–1,788	–2,515		–1,703		–1,097		1,586
Deposits of dedicated revenues in the Generations Fund(6)	–840	–961		–1,121		–1,253		–1,586
Exclusion of extraordinary loss - Closure of Gentilly-2	—	1,876		—		—		—
Consolidated budgetary balance within the meaning of the Balanced Budget Act	–2,628	–1,600		–2,824		–2,350		—
Deposits of dedicated revenues in the Generations Fund	840	961		1,121		1,253		1,586
Extraordinary loss - Closure of Gentilly-2	—	–1,876		—		—		—
Consolidated budgetary balance	–1,788	–2,515		–1,703		–1,097		1,586
Non-budgetary transactions	–3,726	–1,603		1,294		–3,610		–1,900
Net financial requirements	–5,514	–4,118		–409		–4,707		–314

(1)	The Preliminary Results 2015 are based on financial information presented as at March 31, 2015 in the Budget 2015-2016, which was released on March 26, 2015. These preliminary results are subject to change.
(2)	Includes Hydro-Québec’s extraordinary loss of $1,876 million stemming from the closure of the Gentilly-2 nuclear power plant.
(3)	Federal transfers are presented on an accrual basis.
(4)	Includes an amount of $733 million for Fiscal 2013 and $1,467 million for Fiscal 2014 from the Canada-Québec agreement concluded on March 28, 2012, which stipulates that the federal government will pay Québec $2.2 billion in compensation in respect of the harmonization of the Québec sales tax (QST) with the goods and services tax (GST) and the allocation of $430 million from this compensation to the Fund to Finance Health and Social Services Institutions (FINESSS) for Fiscal 2014. Also reflects the allocation of $430 million from health transfers to FINESSS for Fiscal 2015 and $389 million for Fiscal 2016.
(5)	The results of the consolidated entities also include those of the special funds and the Generations Fund, which are entities of the Consolidated Revenue Fund. The results of the consolidated entities also include the impact of consolidation adjustments.
(6)	The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the General Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

Funded Debt of Public Sector (net of sinking fund balances)
As of March 31
(dollar amounts in millions)(1)
					Preliminary
	2011	2012	2013	2014	Results 2015	(2)
Government Funded Debt
Borrowings - Government	139,158	150,380	158,981	166,533	176,093
Borrowings - to finance Government Enterprises	855	1,009	1,182	1,142	951
Government Guaranteed Debt(3)	37,723	38,514	39,631	40,361	41,662
Municipal Sector Debt	20,307	20,719	21,820	22,622	23,305
Other Institutions(4)	1,009	929	836	819	819
Public Sector Funded Debt(5)	199,052	211,551	222,450	231,477	242,830
Per capita ($)	25,103	26,419	27,515	28,388	29,561
As a percentage of(6)
GDP	60.4%	61.2%	62.2%	63.8%	65.0%
Household income	72.2%	73.6%	74.0%	75.3%	77.2%
(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)

The Preliminary Results 2015 are based on financial information presented as at March 31, 2015 in the Budget 2015-2016, which was released on March 26, 2015. These preliminary results are subject to change.

(3)	Represents debt of Hydro-Québec.
(4)	Represents debt of the universities other than the Université du Québec and its constituents.
(5)	Includes debt covered by the Government’s commitments (see “Public Sector Debt - Government's Commitments”).
(6)	Percentages are based upon the prior calendar year’s GDP and household income.

Québec

Nunavut
Détroit d'Hudson
Kangiqsujuaq
Nunavik Nickel
Baie d'Ungava
Kuujjuaq
Baie d'Hudson
Mer du Labrador
Kuujjuarapik
Schefferville
Baie James
Radisson
La Grande Rivière
Churchill
Renard
Fermont
Matoush
Fire Lake
Tracé de 1927 du Conseil privé (non définitif)
Projet La Romaine
Manicouagan
Matagami
Bachelor
Havre-Saint-Pierre
Sept-Îles
Amos
Baie-Comeau
Terre-Neuve-et-Labrador
Rouyn-Noranda
Saint-Félicien
Matane
Gaspé
Val-d'Or
Saguenay
Mont-Joli
Golfe du Saint-Laurent
Fleuve Saint-Laurent
La Tuque
La Pocatière
Québec
Nouveau-Brunswick
Île-du-Prince-Édouard
Trois-Rivières
Bécancour
Ontario
Gatineau
Windsor
États-Unis
Nouvelle-Écosse
Océan Atlantique
Bromont
0
200 km
Mirabel
Varennes
Montréal
Longueuil
Vaudreuil-Dorion
Beauharnois

Activités économiques

- Aéroport
- Aluminium
- Électricité
- Électronique
- Mine
- Port
- Produit chimique
- Produit forestier
- Transport

Limites

- Limite nord de la forêt boréale
- Limite sud du territoire du développement nordique

Frontières

- Frontière internationale
- Frontière interprovinciale
- Frontière Québec – Terre-Neuve-et-Labrador (cette frontière n'est pas définitive)

© Gouvernement du Québec, 2013

QUÉBEC

Overview

Québec is the largest by area of the ten provinces in Canada (1,667,712 square kilometers or 643,907 square miles, representing 17% of the geographical area of Canada) and the second largest by population (8.2 million, representing 23.1% of the population of Canada, as of January 2015). The population of Québec increased on average by 0.9% per year since 2010. Over the same period, the population of Canada increased on average by 1.1% per year.

Québec has a modern, developed economy. In 2014, the service sector contributed 76.1%, the manufacturing industry 14.3%, the construction industry 6.6% and the primary sector 3.0% to real GDP at basic prices in chained 2007 dollars. Québec’s real GDP represented 19.2% of Canada’s real GDP in 2014. The leading service industries in Québec are community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services and utilities. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), petroleum and coal products, transportation equipment products (including aircraft, motor vehicles and parts), chemical products, paper products and fabricated metal products. Québec also has significant hydroelectric resources, generating 33.6% of the electricity produced in Canada in 2014.

Montréal and Ville de Québec, the capital of Québec, are the main centers of economic activity. Montréal is one of the important industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Port of Montréal is the leading container port in Eastern Canada and a major international port linked to more than 80 countries around the world. Situated on the St. Lawrence River, Port of Montréal provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 94% of its population.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal parliament and provincial legislatures as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).

Under the Constitution, each province has exclusive authority to raise revenue for provincial purposes through direct taxation within its territorial limits. Each province also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, all other matters of a purely local or private nature in its province. Additionally, each province has the exclusive authority to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces. It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defence, naturalization and aliens, postal service, navigation and shipping and bills of exchange, interest and bankruptcy.

The Constitution Act, 1982 (the “Constitution Act”) provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula and no longer through enactments of the Parliament of the United Kingdom. The Constitution Act also includes various modifications to the Constitution. The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of Québec (the “National Assembly”) and the government of

Québec (the “Government”) to certain clauses relating to provincial jurisdiction and the terms of the amending formula.

The Parti québécois, whose objective is the sovereignty of Québec, currently forms the Official Opposition in the National Assembly. It formed the Government from September 1994 to April 2003, and formed a minority Government from September 2012 to April 2014. While in power, the Parti québécois held in 1995 a referendum proposing that Québec become sovereign, which a slight majority of Québec citizens (50.6%) rejected. The Supreme Court of Canada decided in August 1998, on a reference from the Government of Canada, that (i) under the Constitution, Québec may not secede unilaterally without negotiation with the other parties in the Canadian Confederation within the existing framework; (ii) under international law, Québec has no right to secede unilaterally from Canada; (iii) nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of their desire to pursue secession would oblige the other provinces and the Government of Canada to negotiate with Québec in accordance with constitutional principles; and (iv) if Québec were to so negotiate but faced unreasonable intransigence from the other parties, it would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiations.

Following the last general election, held on April 7, 2014, the Québec Liberal Party, a federalist party, formed a majority Government. It previously formed the Government from April 2003 to September 2012. With regard to the constitutional issue, the Québec Liberal Party pursues a policy that emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec’s place within the federation, on forming new alliances with the other provinces and on promoting intergovernmental cooperation.

Government

Legislative power in Québec is exercised by the National Assembly and the Lieutenant Governor (the Parliament). The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.

Executive power in Québec is vested in the Lieutenant Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres). The Conseil exécutif is accountable to the National Assembly.

The current National Assembly consists of 69 members of the Québec Liberal Party, 30 members of the Parti québécois, 21 members of the Coalition avenir Québec, 3 members of Québec solidaire and two vacant seats. The mandate of the current members will expire on August 29, 2018 and the next general election will be held on October 1, 2018, subject to earlier dissolution of the National Assembly by the Lieutenant Governor upon the recommendation of the Prime Minister.

Native Peoples

Various aboriginal communities in Québec have initiated legal actions to have the existence of their ancestral rights (including aboriginal title) recognized and to obtain damages and interest as compensation for alleged infringements of their rights. The ancestral rights of aboriginal people are recognized under section 35 of the Constitution Act. Taken as a whole, aboriginal people are claiming $10.1 billion in damages and interest through these actions.

Included among these legal actions are five claims for damages and interest filed as part of efforts to contest the validity of a provision of the James Bay and Northern Québec Native Claims Settlement Act, S.C. 1977, c.32 (the “JBNQ Act”) which implements the 1975 James Bay and Northern Québec Agreement (the “JBNQA”). The effect of that provision was to extinguish all aboriginal claims, rights, titles and interests, regardless of their nature, in respect of the territory covered by the JBNQA.

—

In the first action (The Betsiamites Band et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec (Superior Court, No 500-17-018685-035)), which was filed in December 2003, the Innus of Pessamit (formerly named the Betsiamites) are claiming the invalidity of the provisions of the JBNQ Act and of An Act respecting the agreement concerning James Bay and Northern Québec, CQLR, chapter C-67 that are alleged to have infringed on the ancestral rights of the Innus of Pessamit, by extinguishing their rights over the territory covered by the JBNQA. The Innus of Pessamit also claim full enjoyment of their ancestral rights over this territory that they consider to be their ancestral territory and $75 million in compensation for loss of enjoyment of such rights for more than 25 years. Alternatively, they claim $250 million as fair compensation in the event the court should conclude that their ancestral rights were extinguished by the provincial and federal statutes in question. Québec and Hydro-Québec are contesting this claim. On April 28, 2015, the Innus of Pessamit filed a motion seeking a stay of proceedings until January 31, 2017 to allow them to pursue discussions with the Government.

—

The second action concerns the community of Uashat-Maliotenam (The Innus of Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec. (Superior Court, No 200-17-004196-036)). In this action, also filed in December 2003, representatives of the Innus of Takuikan instituted an action seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs, who claim not to be parties to the JBNQA, allege that the JBNQA and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon them. They seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and damages from Canada, Québec and Hydro-Québec, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). Québec intends to contest this claim. In April 2014, Hydro-Québec agreed with the plaintiffs to suspend these legal proceedings pending ongoing settlement discussions between the parties.

—

The third action was filed in December 2003 by the Atikamekw (the Atikamekw Band of Opiticiwan et al. v. Attorney-General of Québec and the Attorney-General of Canada and Hydro-Québec (Superior Court, No 500-17-018678-030)). The Atikamekw are asking the Court to declare that the JBNQ Act did not extinguish the “native, ancestral or aboriginal claims, rights, titles and interests” they may hold in the portion of the territory they claim and which is located on the territory covered by the JBNQA. Alternatively, the Atikamekw are claiming compensation of $300 million for the unilateral extinguishment of their claims, titles, rights and interests over the territory mentioned above. Québec intends to contest this claim. In April 2014, Hydro-Québec agreed with the plaintiffs to suspend these legal proceedings.

—

The fourth action was filed by the Matimekush Lac-John Innu community in December 2013 (Les Innus de Matimekush-Lac John et al. c. Procureur général du Canada et Procureur général du Québec (Superior Court, No 500-17-080445-136)). The community asked the Court to declare the JBNQ Act inapplicable to it and that the JBNQ Act did not extinguish its ancestral claims, rights, titles and interests on the portion of the traditional territory that it is claiming that overlaps the territory covered by the northern agreements (the JBNQA and the Northeastern Québec Agreement established by An Act approving the Northeastern Québec Agreement, CQLR, chapter C-67.1). The community is also demanding a declaration to the effect that it enjoys aboriginal title and ancestral rights on this portion of the territory. Alternatively, the community is claiming $500 million by way of compensation for the “expropriation of its rights and interests" in respect of the territory. Québec intends to contest this claim.

—

The fifth action was filed on June 3, 2014 by the Abitibiwinni (Pikogan), Lac Simon, Long Point (Winneway) and Kitcisakik Québec Algonquin communities and the Wahgoshig Ontario Algonquin community (Les Algonquins d’Abitibiwinni et al. c. Procureur général du Canada et Procureur général du Québec (Superior Court, No 500-17-082705-149)). The communities asked the Court to declare the JBNQ Act inapplicable to them and that the JBNQ Act did not extinguish their ancestral claims, rights, titles and interests on the portion of the territory called the “Territoire des Algonquins du Nord” that they are claiming that overlaps the territory covered by the JBNQA. They are also demanding a declaration to the effect that the claimant communities enjoy aboriginal title and ancestral rights on this portion of the territory. Alternatively, the communities are claiming $500 million by way of compensation for the “expropriation of their rights and interests” in respect of the territory. Québec intends to contest this claim.

Three legal actions dated March 28, 2014 were filed by Innu communities, each seeking $1 billion in compensation and recognition of Aboriginal rights and Aboriginal title with respect to their traditional territories (Première nation d’Essipit et al. c. Procureur général du Québec et Procureur général du Canada (Superior Court, No 500-17-081755-145), Première nation de Natashkuan et al. c. Procureur général du Québec et Procureur general du Canada (Superior Court, No 500-17-081757-141) and Première nation de Pekuakamiulnuatsh et al. c. Procureur général du Québec et Procureur général du Canada (Superior Court, No 500-17-081756-143). Similar claims had been filed by the same Innu communities on December 30, 2003 and later withdrawn in accordance with agreements reached on March 30, 2004, whereby Québec and Canada agreed to extend the legal prescription for a ten-year period. Negotiations are underway to renew the March 30, 2004 agreements so that the new claims could be withdrawn in exchange for a further extension of the prescription period.

Three other legal actions seeking damages and interest have been filed by aboriginal communities to obtain compensation for alleged infringements of their rights over territories not covered by the JBNQA.

—

In the first action, filed in 1998 (The Innu Nation of Pessamit et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec (Superior Court, No 500-05-039472-988), the Innus of Pessamit are seeking judicial recognition of their aboriginal title and ancestral rights over certain areas of land in Québec North Shore, including the area where Hydro-Québec’s Manicouagan-Outardes hydro-electric facilities are located. In addition, the Innus of Pessamit are claiming $500 million, with interest, for damages caused to the territory by the construction of hydroelectric facilities in the late 1960s and early 1970s. They are also demanding that Hydro-Québec be ordered to turn over to the Innus of Pessamit a portion of the revenue from the production of electrical power by these facilities. In November 2006, the Innus of Pessamit reinstated the legal action. By amendment, the Innus of Pessamit attempted to increase its initial claim of $500 million to $10.8 billion and to add annual compensation payments of $657 million. The motion for amendment was denied by the Québec Superior Court in July 2010 and the Québec Court of Appeal in February 2011. Québec and Hydro-Québec are contesting this claim. On April 28, 2015, the Innus of Pessamit filed a motion seeking a stay of proceedings until January 31, 2017 to allow them to pursue discussions with the Government.

—

The second action (The First Nation of Pessamit et al. v. Attorney-General of Québec, the Attorney-General of Canada (Superior Court, No 500-17-028743-055)) was filed by the Innus of Pessamit in December 2005. This action covers the portion of the traditional territory they claim (50,000 square kilometers of 138,000 square kilometers) on which forest development has been carried out since the mid-19th century. This legal action impleads the 27 forest products companies that hold at least one timber supply and forest management agreement on the traditional territory claimed by the Innus of Pessamit. In this lawsuit, the Innus of Pessamit seek confirmation that: 1) they hold aboriginal title and ancestral rights over their traditional territory; 2) forest development of this territory was authorized illegally; 3) the

Government was not entitled to collect revenues from such development; and 4) the Forest Act cannot apply to the traditional territory of the Innus of Pessamit. Lastly, the Innus of Pessamit are claiming damages and interest of $1 billion against Québec and Canada for infringement of enjoyment of their ancestral rights and $2.1 billion against Québec for breach of their right to develop the forest resource. On September 30, 2006, the Innus of Pessamit amended this legal action, adding a claim for the payment of $50 million in damages and interest against Québec and a forest company for logging activities carried out on René-Levasseur Island. Québec is contesting this claim.

—

In the third action, the Uashaunnuat filed a motion before the Superior Court of Québec in May 2010 (The Innus of Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec, Attorney-General of Canada and Hydro-Québec (Superior Court, No 500-17-050868-093) seeking an interlocutory injunction regarding, among other things, Hydro-Québec’s proposed construction of transmission lines to connect the Romaine River hydroelectric complex to Hydro-Québec’s grid which, according to the Uashaunnuat, is being undertaken in violation of their ancestral rights on their alleged ancestral territory. In addition, the Uashaunnuat are raising various procedural claims relating to the environmental review process. In mid-January 2011, Hydro-Québec and the claimants entered into an agreement in principle regarding these claims which was rejected by the members of the Uashaunnuat in a referendum held April 15, 2011. During the summer of 2011, negotiations were held between Québec and the Uashaunnuat leading to an agreement stipulating different measures in matters of economic and community development. In a second referendum, the members of the Uashaunnuat rejected the ratification of the agreement in principle with Hydro-Québec, as well as the new agreement with Québec. On April 11, 2014, a majority of 54% of the members of Uashaunnuat voted in a referendum in favor of a new agreement in principle with Hydro-Québec that calls for the negotiation of a possible final agreement. In March 2015, a proposal for settlement presented by Hydro-Québec was accepted by the members of Uashaunnuat. A motion will be filed shortly to obtain orders from the Court approving the settlement.

In December 1996, Philomène and George McKenzie, of the community of Uashat-Maliotenam near Sept-Îles, filed a motion for a declaratory judgment to have declared, in favor and on behalf of their families, an aboriginal title and ancestral rights, including for hunting, fishing and trapping on the land they claim as their traditional lands (Philomène McKenzie et al. v. Attorney-General of Québec et al. (Superior Court, No 500-05-027983-962)). The territory claimed covers roughly 1,600 square kilometers and is located north of Sept-Îles. In addition, they are asking that any mining project be subject to their consent. They are also asking for a permanent injunction against any project located on the territory they claim and the work resulting from it. The claimants are also demanding $7 million in damages and interest. This case remained inactive from 1997 until the spring of 2007, when the announcement of the Lac Bloom project (a mining project near Fermont, Québec) gave new impetus to the dispute. On April 13, 2007, the claimants served notice announcing an amendment to their petition, adding ten new claimants and increasing the land area on which ancestral rights and aboriginal title are claimed from 1,600 square kilometers to 16,679 square kilometers. The amount of damages claimed has also risen from $7 million to $350 million.

ECONOMY

Economic Developments in 2014

Canada. Gross domestic product (“GDP”) adjusted for inflation in chained 2007 dollars (“real GDP”), as published in the National Economic Accounts on May 29, 2015, increased at a rate of 2.4% in 2014, compared to 2.0% in 2013. This increase was mainly attributable to consumer spending and exports. Final domestic demand increased by 1.6% in 2014, compared to 1.5% in 2013. Real consumer spending increased by 2.7% in 2014, compared to 2.5% in 2013. International exports increased by 5.4% in volume and by 9.2% in value in 2014, compared to increases of 2.0% and 3.4%, respectively, in 2013. Imports increased by 1.8% in volume and by 6.7% in value in 2014, compared to increases of 1.3% and 2.6%, respectively, in 2013.

In real terms, non-residential investment decreased by 0.7% in 2014, the result of a 2.7% decrease in the government sector and a 0.2% decrease in the business sector. Residential investment increased by 2.7% in 2014, due to a 0.7% increase in housing starts. Government expenditure on goods and services increased by 0.2% in 2014.

The Consumer Price Index (“CPI”) increased by 2.0% in 2014. Overall employment increased by 0.6% in 2014, while the unemployment rate decreased to 6.9% from 7.1% in 2013.

Québec. Real GDP, as published in the Québec Economic Accounts on April 23, 2015, increased at a rate of 1.3% in 2014, compared to an increase of 1.0% in 2013. Final domestic demand increased by 0.6% in real terms in 2014, compared to a 0.4% increase in 2013. Real consumer spending increased by 2.0% in 2014, compared to 2.0% in 2013. International exports increased by 7.3% in volume and by 9.9% in value in 2014, compared with increases of 0.6% in volume and 2.4% in value in 2013. International imports increased by 0.9% in volume and by 3.9% in value in 2014, compared with a decrease of 1.6% in volume and an increase of 2.1% in value in 2013.

In real terms, non-residential investment decreased by 4.0% in 2014, the result of a 4.9% decrease in the business sector and a 2.2% decrease in the public sector. Residential investment decreased by 0.5% in 2014.

The CPI increased by 1.4% in 2014. Overall employment remained stable in 2014 while the unemployment rate increased to 7.7% from 7.6% in 2013.

Plan Nord

On April 8, 2015, the Government unveiled “The Plan Nord toward 2035, 2015-2020 Action Plan”, an updated and enhanced version of the previous Plan Nord put forth in May 2011. Through this Action Plan, the Government intends to implement, over the next five years, concrete actions to mainly support the development of Northern Québec’s economic potential.

The Plan Nord territory, which covers nearly 1.2 million square kilometers and accounts for 72% of Québec’s geographic area, contains a large variety of mineral resources, including gold, iron and rare earths, as well as clean and renewable energy resources.

The Government will seek to develop the Plan Nord territory’s natural resources. Over the next 25 years, the Government intends to invest approximately $2.7 billion to support large-scale strategic development projects, including roads, social housing, training facilities and national parks and to implement actions in areas such as tourism, culture and education. These investments will be made through the Société du Plan Nord, a new agency created to coordinate Government’s action for the Plan Nord Territory’s development. The Government will also invest another $1 billion to acquire equity interests in companies that extract mineral substances from land in the “domain of the State” (i.e. Québec) and, under certain conditions, in companies that process such substances, through the Capital Mines Hydrocarbures Fund.

TABLE 1

Main Economic Indicators of Québec(1)
(dollar amounts in millions, except for per capita amounts)
						Compound Annual
						Rate of Growth
	2010	2011	2012	2013	2014	2010-2014
GDP
At current market prices	329,670	345,732	357,431	362,846	373,723
	4.5%	4.9%	3.4%	1.5%	3.0%	3.4%
In chained 2007 dollars	316,886	323,210	328,082	331,231	335,430
	2.3%	2.0%	1.5%	1.0%	1.3%	1.6%
Per capita	39,964	40,363	40,580	40,622	40,833
	1.2%	1.0%	0.5%	0.1%	0.5%	0.7%
Household income	275,612	287,272	300,520	307,300	314,653
	3.0%	4.2%	4.6%	2.3%	2.4%	3.3%
Per capita	34,758	35,875	37,171	37,687	38,304
	1.8%	3.2%	3.6%	1.4%	1.6%	2.3%
Non-residential capital expenditures	34,716	37,010	40,192	38,365	N.A.
	1.2%	6.6%	8.6%	-4.5%	N.A.	N.A.
Value of manufacturers' shipments	132,605	139,273	139,130	137,280	146,120
	4.4%	5.0%	-0.1%	-1.3%	6.4%	2.8%
Retail trade	99,590	102,556	103,753	106,301	108,137
	6.2%	3.0%	1.2%	2.5%	1.7%	2.9%
					(In thousands of persons)
Population (at July 1)	7,929	8,008	8,085	8,154	8,215
	1.1%	1.0%	1.0%	0.9%	0.7%	0.9%
Labor Force	4,281	4,315	4,342	4,394	4,400
	1.5%	0.8%	0.6%	1.2%	0.1%	0.9%
Participation rate (percentage)	65.3%	65.1%	64.8%	65.0%	64.7%
Employment	3,938	3,976	4,006	4,061	4,060
	2.2%	1.0%	0.8%	1.4%	0.0%	1.0%
Unemployment rate (percentage)	8.0%	7.9%	7.7%	7.6%	7.7%
						(2002=100)
CPI	114.8	118.3	120.8	121.7	123.4
	1.2%	3.0%	2.1%	0.7%	1.4%	1.7%

(1) Unless otherwise indicated, percentages are percentage changes from the previous year.
Sources : Institut de la statistique du Québec and Statistics Canada.

Economic Structure

In 2014, Québec accounted for 19.2% of Canada’s real GDP. The service sector accounted for 76.1% of Québec’s real GDP, compared with 20.9% for the secondary sector and 3.0% for the primary sector. Québec’s economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec’s largest export market. In 2014, the value of exports (including to other Canadian provinces) represented 46.3% of Québec’s GDP.

The following table shows the contribution of each sector to real GDP, which includes net taxes (taxes less subsidies), paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).

TABLE 2

Real Gross Domestic Product by Sector at Basic Prices in Chained 2007 Dollars(1)
(dollar amounts in millions)
					% of total 2013			% of total 2014
	2010	2011	2012	2013	Québec	Canada	2014	Québec	Canada
Primary Sector
Agriculture, forestry, fishing and hunting	4,964	4,812	4,891	4,995	1.6	1.8	5,030	1.6	1.6
Mining and oil and gas extraction	3,092	3,324	3,360	3,577	1.2	8.1	4,273	1.4	8.5
	8,056	8,136	8,251	8,572	2.8	9.9	9,303	3.0	10.1
Secondary Sector
Manufacturing	43,364	43,571	43,733	43,294	14.1	10.5	44,635	14.3	10.6
Construction	19,218	20,212	21,505	20,940	6.8	7.3	20,486	6.6	7.2
	62,582	63,783	65,238	64,234	20.9	17.8	65,121	20.9	17.8
Service Sector
Community, business and personal services	82,938	84,393	85,468	86,875	28.3	25.4	87,787	28.1	25.2
Finance, insurance and real estate	49,809	51,156	52,373	53,582	17.4	19.3	54,654	17.5	19.4
Wholesale and retail trade	33,946	34,569	34,502	35,107	11.4	10.9	35,528	11.4	11.0
Governmental services	22,679	22,819	22,750	22,909	7.5	6.8	23,287	7.5	6.7
Utilities	12,541	13,048	13,151	13,697	4.5	2.5	13,543	4.3	2.4
Transportation and warehousing	11,703	11,961	12,091	12,139	3.9	4.1	12,434	4.0	4.2
Information and cultural services	9,836	10,143	10,217	10,268	3.3	3.3	10,168	3.3	3.2
	223,452	228,089	230,552	234,577	76.3	72.3	237,401	76.1	72.1
Real GDP	294,090	300,008	304,041	307,383	100.0	100.0	311,825	100.0	100.0

(1) North American Industrial Classification System (NAICS) in chained 2007 dollars. For the chained 2007 dollars, the aggregate amounts are not equal to the sums of their components.

Sources: Statistics Canada.

Primary Sector. In 2014, the primary sector, which includes agriculture, forestry, fishing and hunting and mining and oil and gas extraction, contributed 3.0% to real GDP and accounted for 2.2% of employment in Québec. Québec’s forests, covering 761,000 square kilometers, or 294,000 square miles, are among its most important natural resources. Québec’s logging operations were estimated to have produced approximately 0.864 billion cubic feet of timber in 2013 (latest data available), generating revenue of $1.651 billion from sales to domestic and foreign customers. Although timber prices were higher in 2013 than in 2012, the lower timber production translated into lower revenues. In 2014, the value of fabricated wood products shipments increased by 7.6% and the value of exports increased by 20.3%. In mining and oil and gas extraction, which represented 45.9% of the primary sector in 2014, production is concentrated mainly in iron ore, gold, nickel, stone, cement, copper and zinc. In 2014, the value of mineral production amounted to $8.7 billion.

Secondary Sector. In 2014, the secondary sector, which consists of the manufacturing and construction industries, contributed 20.9% to real GDP and accounted for 18.4% of employment in Québec. In terms of real GDP, the construction industry recorded a 2.2% decrease in 2014 over 2013. In 2014, real GDP in the manufacturing industry increased by 3.1% but employment in the industry decreased by 0.9%. The depreciation of the Canadian dollar and strong demand from Québec’s trading partners, particularly the United States, explains the increase in manufacturing real GDP. The manufacturing industries that showed the strongest growth are food products (10.5% in real GDP and 0.5% in employment), clothing and leather and allied products (8.9% in real GDP and -4.9% in employment), transportation equipment (8.2% in real GDP and 1.5% in employment) and textile and textile products mills (6.7% in real GDP and -5.9% in employment). The manufacturing industries that showed the sharpest declines are electrical equipment, appliances and components (-10.5% in real GDP and -4.9% in employment), computer and electronic products (-4.9% in real GDP and -3.6% in employment), printing and related support activities (-2.9% in real GDP and -1.5% in employment) and primary metals (-0.5% in real GDP and 2.8% in employment).

The value of shipments of primary metals increased by 5.5% in 2014 due to higher global demand. Durable goods accounted for 59.5% of manufacturing real GDP and 58.6% of manufacturing employment. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), transportation equipment (including aircraft, motor vehicles and parts), petroleum and coal products, chemical products, paper products and fabricated metal products. As a result of its competitive advantage in low-cost electricity production, Québec is one of the world’s leading producers of aluminum.

TABLE 3

Value of Manufacturer’s Shipments(1)
(dollar amounts in millions)
					% of		% of
					total		total
	2010	2011	2012	2013	2013	2014	2014
Food manufacturing	19,930	20,537	20,152	19,117	13.9	21,490	14.7
Primary metal manufacturing	19,439	21,395	19,866	18,932	13.8	19,977	13.7
Transportation equipment manufacturing	12,540	15,039	14,389	15,987	11.6	18,405	12.6
Chemical manufacturing	9,096	8,074	8,254	8,564	6.2	8,900	6.1
Paper manufacturing	8,734	8,574	8,383	8,289	6.0	8,764	6.0
Fabricated metal product manufacturing	6,684	7,111	7,807	7,440	5.4	7,635	5.2
Plastics and rubber products manufacturing	5,949	6,566	6,731	6,719	4.9	7,084	4.8
Wood product manufacturing	5,410	5,021	5,258	6,244	4.5	6,720	4.6
Machinery manufacturing	5,424	6,166	6,318	6,296	4.6	6,276	4.3
Beverage and tobacco product manufacturing	3,469	3,560	3,611	3,691	2.7	3,805	2.6
Electrical equipment, appliance and component manufacturing	3,475	3,530	3,719	4,029	2.9	3,571	2.4
Furniture and related product manufacturing	3,292	3,152	3,078	3,373	2.5	3,429	2.3
Others(2)	29,165	30,548	31,563	28,598	20.8	30,065	20.6
	132,605	139,273	139,130	137,280	100.0	146,120	100.0
(1)	North American Industrial Classification System (NAICS).
(2)	Including notably, petroleum and coal products, furniture and related product manufacturing, computer and electronic, and furniture and printing.

Sources : Statistics Canada.

Service Sector. The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, transportation and warehousing, other utility services and information and cultural services. In 2014, the service sector contributed 76.1% to real GDP and accounted for 79.5% of employment in Québec.

In terms of real GDP, there was growth in most of the industries in the service sector in 2014: transportation and warehousing (2.4%), finance, insurance and real estate (2.0%), governmental services (1.7%), wholesale and retail trade (1.2%) and community, business and personal services (1.0%). However, there was a decline in: utilities (-1.1%). Due to Québec’s large territory, transportation facilities are essential to the development of its economy. Waterway transportation is provided mainly through the St. Lawrence River Seaway. Approximately 29.0% of all international tonnage handled in Canadian ports in 2011 (the most recent year for which information is available) passed through Québec’s shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.

The financial sector includes large Canadian and foreign banks, insurance companies and other private financial institutions, cooperative institutions and Government financial intermediary enterprises and fiduciary agencies, including the Caisse de dépôt et placement du Québec (the “Caisse”), which is one of the largest institutional fund managers in North America.

Capital Expenditures. In 2013, (latest data available by sector) the value of total non-residential capital expenditures decreased by 4.5% in Québec. Non-residential capital expenditures decreased by 0.2% in the public sector and by 8.0% in the private sector.

The decrease in non-residential capital expenditures resulted from decreases in manufacturing (-11.2%), mining and oil and gas extraction (-10.0%) and agriculture, forestry, fishing and hunting (-9.5%). These decreases were partially offset by increases in transportation and warehousing (9.7%), utilities (8.2%) and construction (7.8%). In some industries, data are not available for 2013.

TABLE 4

Private and Public Sectors Non-Residential Capital Expenditures in Québec(1)(2)
(dollar amounts in millions)
					% of total			% of total
	2009	2010	2011	2012	2012	2013		2013
Non-residential capital expenditures:
Governmental, educational, health and social services	11,648	11,652	11,968	11,893	29.6	N.A.	(3)	N.A.	(3)
Utilities	5,330	5,300	5,954	6,610	16.4	7,154		18.6
Finance, insurance and real estate operators	4,806	5,027	3,792	4,280	10.6	N.A.	(3)	N.A.	(3)
Mining and oil and gas extraction	1,197	1,935	2,556	4,035	10.0	3,630		9.5
Manufacturing	2,453	2,721	3,997	3,884	9.7	3,449		9.0
Business services, accommodation and other services	3,261	3,011	3,294	3,187	7.9	N.A.	(3)	N.A.	(3)
Transportation and warehousing	2,316	1,481	1,951	2,484	6.2	2,724		7.1
Wholesale and retail trade	1,704	1,747	1,661	2,061	5.1	N.A.	(3)	N.A.	(3)
Construction	845	1,086	1,135	1,014	2.5	1,092		2.8
Agriculture, forestry, fishing and hunting	748	756	702	743	1.8	672		1.8
	34,308	34,716	37,010	40,192	100.0	38,365		100.0
Private sector	16,943	17,454	19,565	22,321	55.5	20,527		53.5
Public sector	17,365	17,262	17,446	17,871	44.5	17,837		46.5
	34,308	34,716	37,010	40,192	100.0	38,365		100.0
(1)	North American Industrial Classification System (NAICS).
(2)	Non-residential construction and machinery and equipment.
(3)

Statistics Canada is currently reviewing and implementing changes to its data processing infrastructure and systems. As a result, a greater number of data for the reference year 2013 have been suppressed for confidentiality requirements.

Sources : Statistics Canada.

Labor Force. In 2014, the labor force was estimated at 4.4 million persons, an increase of 0.1% from 2013. The labor force participation rate for 2014 was estimated at 64.7% in Québec, compared with 66.0% in Canada. Total employment remained stable (0.0%) in 2014 in Québec, compared to a 0.6% increase in Canada. The unemployment rate in Québec increased to 7.7% from 7.6% in 2013, compared with a decrease from 7.1% in 2013 to 6.9% in 2014 in Canada.

Energy. Of the total energy consumed in Québec in 2011 (the most recent year for which information is available), energy derived from electricity accounted for 39.7%, oil for 38.1%, natural gas for 13.8%, biomass for 7.3% and coal for 1.1%.

Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2013, 99% of all electricity produced in Québec was from hydroelectric installations. More than 39,700 megawatts (“MW”) of hydroelectric capacity (including the capacity of independent producers but excluding the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) have been or are in the process of being developed. Of the total electricity produced in Québec in 2012, 15.4% (based on sales volume) was exported to the United States and to other Canadian provinces, compared with 13.1% in 2011.

Exports and Imports. In 2014, Québec’s exports of goods and services totaled $173.0 billion of which $102.5 billion (59.2%) was international exports and $70.6 billion (40.8%) was interprovincial exports. Québec’s imports of goods and services totaled $197.0 billion, of which $126.3 billion (64.1%) were international imports and $70.7 billion (35.9%) were interprovincial imports. Québec’s international exports represented 16.4% of Canada’s total exports. In 2014, Québec’s external sector (as defined by the Economic Accounts of Institut de la Statistique du Québec) registered an overall deficit of $24.0 billion, including a deficit of $23.8 billion on international trade and a deficit of $0.2 billion on interprovincial trade. In 2013, Québec registered an overall deficit of $24.0 billion, including a deficit of $28.3 billion on international trade and a surplus of $4.3 billion on interprovincial trade. The decrease of the international trade deficit in 2014 reflects mainly the impact of the depreciation of the Canadian dollar on international trade and lower oil prices.

Québec’s international exports of goods are diversified: aircraft and spacecraft have the largest export share, accounting for 12.8% of the total. Nuclear reactors, boilers, machinery and mechanical appliances rank second with 9.2% and aluminum and articles thereof are next with 9.0%. International exports of goods originating from Québec, calculated by the Institut de la statistique du Québec from data on Canada’s total exports of goods, were $75.9 billion for 2014 compared with $66.1 billion in 2013, an increase of 14.8%. Increases occurred in the value of exports of ores, slag and ash (56.0%), aircraft and spacecraft (32.9%), motor vehicles, trailers, bicycles, motorcycles and other similar vehicles (24.4%), wood and articles of wood (20.7%), copper and articles thereof (16.9%), nuclear reactors, boilers, machinery and mechanical appliances (15.8%), electrical or electronic machinery and equipment (14.9%), plastics and articles thereof (13.3%), aluminum and articles thereof (10.9%) and paper and paperboard (8.2%). These increases were partially offset by a decrease in the value of mineral fuels and mineral oils (-1.2%).

The United States is Québec’s principal international export market, accounting for 69.8% of its international exports of goods in 2014. The balance of international exports is broadly distributed: Europe (13.0%), Asia excluding Middle-East (9.1%), Middle-East (2.4%), and the rest of world (5.7%). The share of international exports to destinations other than the United States rose from 19.1% in 2005 to 30.2% in 2014.

TABLE 5

Québec’s International Exports of Goods
(dollar amounts in millions)
					% of total		% of total
	2010	2011	2012	2013	2013	2014	2014
Aircraft and Spacecraft	6,154	6,362	6,101	7,334	11.1	9,745	12.8
Nuclear Reactors, Boilers, Machinery and Mechanical Appliances	5,503	5,696	6,052	6,006	9.1	6,957	9.2
Aluminum and Articles Thereof	6,561	7,173	5,941	6,183	9.4	6,859	9.0
Paper, Paperboard and Articles Made From These Materials	4,839	4,808	4,218	4,430	6.7	4,791	6.3
Mineral fuels, Mineral Oils, Bituminous Substances and Mineral Waxes	2,915	3,553	4,384	4,312	6.5	4,262	5.6
Ores, Slag and Ash	1,688	2,447	2,879	2,289	3.5	3,571	4.7
Electrical or Electronic Machinery and Equipment	2,786	2,874	3,151	2,988	4.5	3,433	4.5
Motor Vehicles, Trailers, Bicycles, Motorcycles and Other Similar Vehicles	1,750	2,250	2,302	2,532	3.8	3,149	4.2
Copper and Articles Thereof	2,113	2,422	2,134	2,450	3.7	2,863	3.8
Wood and Articles of Wood	1,611	1,559	1,713	2,226	3.4	2,688	3.5
Plastics and Articles Thereof	1,655	1,794	1,982	2,107	3.2	2,387	3.1
Other goods(1)	21,625	22,620	23,141	23,238	35.2	25,152	33.2
TOTAL	59,200	63,559	63,998	66,094	100.0	75,857	100.0

(1) The other goods category represents diverse products or product groups from a broad range of industrial and manufacturing sectors, such as precious metal, scientific and technical instrumentation, pharmaceuticals products and rubber.

Sources:Institut de la statistique du Québec.

TABLE 6

Québec’s International Imports of Goods
(dollar amounts in millions)
					% of total		% of total
	2010	2011	2012	2013	2013	2014	2014
Mineral Fuels, Mineral Oils, Bituminous Substances and Mineral Waxes	16,679	18,706	20,291	20,923	23.7	18,498	20.5
Motor Vehicles, Trailers, Bicycles, Motorcycles and Other Similar Vehicles	10,098	10,388	11,093	11,193	12.7	12,134	13.5
Nuclear Reactors, Boilers, Machinery and Mechanical Appliances	7,920	8,835	8,851	8,938	10.1	9,547	10.6
Electrical or Electrononic Machinery and Equipment	7,015	7,077	7,144	7,116	8.1	7,217	8.0
Aircraft and Spacecraft	2,174	2,359	2,433	3,496	4.0	3,459	3.8
Pharmaceutical Products	1,900	2,067	2,075	2,226	2.5	2,584	2.9
Plastics and Articles Thereof	1,842	2,109	2,088	2,182	2.5	2,223	2.5
Optical, Medical, Photographic, Scientific and Technical Instrumentation	2,027	2,305	2,130	2,142	2.4	2,024	2.2
Inorganic Chemicals and Compounds of Precious Metals and Radioactive Elements	2,844	2,243	2,175	2,306	2.6	2,018	2.2
Pearls, Precious Stones or Metals, Coins and Jewellery	1,541	1,815	1,772	1,545	1.7	1,635	1.8
Rubber and Articles Thereof	2,161	3,009	1,610	1,768	2.0	1,599	1.8
Other goods(1)	21,689	23,306	23,408	24,512	27.7	27,272	30.2
TOTAL	77,891	84,218	85,071	88,347	100.0	90,210	100.0

(1) The other goods category represents diverse products or product groups from a broad range of industrial and manufacturing sectors, such as beverages, spirits and vinegar, articles of apparel, furniture, stuffed furnishings, lamps and illuminated signs, organic chemicals and iron and steel.

Sources: Institut de la statistique du Québec.

Québec’s international exports and imports of services are also diversified, as reflected in the following tables, which include the most recently available data.

TABLE 7

Québec’s International Exports of Services
(dollar amounts in millions)
					% of total		% of total
	2007	2008	2009	2010	2010	2011	2011
Transportation and related services	5,335	5,643	4,704	4,922	22.5	5,267	22.2
Wholesale and retail sales	5,408	5,470	4,660	4,662	21.3	4,837	20.4
Professional services	3,493	3,803	4,181	4,196	19.1	4,594	19.4
Finance, insurance and real estate	1,829	2,265	2,483	2,442	11.1	2,899	12.2
Administrative services	1,988	1,982	2,021	2,245	10.2	2,332	9.8
Accommodation and food services	1,604	1,594	1,451	1,578	7.2	1,612	6.8
Information and cultural services	1,697	1,761	1,388	1,145	5.2	1,460	6.2
Arts, entertainment and recreation services	579	485	361	380	1.7	375	1.6
Health, education and public administration	326	345	261	295	1.3	297	1.3
Other services	70	90	65	53	0.2	53	0.2
TOTAL	22,364	23,453	21,573	21,918	100.0	23,727	100.0
Sources: Statistics Canada, input-output tables.

TABLE 8

Québec’s International Imports of Services
(dollar amounts in millions)
					% of total		% of total
	2007	2008	2009	2010	2010	2011	2011
Finance, insurance and real estate	2,863	3,108	3,689	4,056	25.3	3,994	23.6
Accommodation and food services	2,656	2,599	2,601	2,737	17.0	2,999	17.7
Transportation and related services	2,398	2,355	2,206	2,396	14.9	2,548	15.0
Administrative services	1,412	1,955	1,963	1,938	12.1	2,055	12.1
Information and cultural services	1,491	1,583	1,574	1,618	10.1	1,932	11.4
Professional services	1,427	1,743	1,655	1,590	9.9	1,628	9.6
Arts, entertainment and recreation services	645	635	632	737	4.6	835	4.9
Wholesale and retail sales	311	455	393	443	2.8	458	2.7
Health, education and public administration	396	380	434	359	2.2	310	1.8
Other services	149	151	138	165	1.0	193	1.1
TOTAL	13,747	14,982	15,298	16,051	100.0	16,955	100.0

Sources:Statistics Canada, input-output tables.

TABLE 9

Selected Trade Indicators for Québec
(dollar amounts in millions)
	2010	2011	2012	2013	2014
Exports of Goods and Services	148,101	158,198	160,353	163,680	173,033
Exports to other countries	83,409	90,281	91,068	93,245	102,467
Exports of goods to other countries	68,329	73,683	73,465	75,039	84,263
Exports of services to other countries	15,008	16,598	17,603	18,206	18,204
Exports to other provinces	64,692	67,917	69,285	70,435	70,566
Exports of goods to other provinces	35,418	36,441	37,125	37,180	36,872
Exports of services to other provinces	29,274	31,476	32,160	33,255	33,695
Ratio of Exports to Nominal GDP	44.9%	45.8%	44.9%	45.1%	46.3%
Imports of Goods and Services	168,636	179,697	183,808	187,703	196,995
Imports from other countries	106,285	114,347	119,064	121,525	126,257
Imports of goods from other countries	91,582	98,181	102,881	104,963	108,956
Imports of services from other countries	14,703	16,166	16,183	16,562	17,301
Imports from other provinces	62,351	65,350	64,744	66,178	70,739
Imports of goods from other provinces	26,347	28,356	26,954	27,236	29,141
Imports of services from other provinces	36,004	36,994	37,790	38,942	41,598
Balance of Goods and Services	-20,535	-21,499	-23,455	-24,023	-23,962
Balance with other countries	-22,876	-24,066	-27,996	-28,280	-23,790
Balance with other provinces	2,341	2,567	4,541	4,257	-173
Sources : Institut de la statistique du Québec and Statistics Canada.

Free Trade Agreements

Canada is a member of the World Trade Organization (“WTO”) and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement (“FTA”), which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including energy. The FTA provides for a binding binational review of domestic determinations in anti-dumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either’s compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement (“NAFTA”), which resulted, with a few exceptions, in the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico.

In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by January 1, 2005 (Free Trade Area of the Americas or “FTAA”). Although the January 1, 2005 deadline was not met, parties to the negotiations of the FTAA have reaffirmed their commitment to pursue such negotiations in the future. Canada has also initiated free trade negotiations with the Trans-Pacific Partnership, Guatemala, Nicaragua and El Salvador (formely the Central American Four), and the Caribbean Community. Canada has effective free trade agreements with Chile, Israel, Costa Rica, Peru, the member states of the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein), Colombia, Jordan, Panama, Honduras and South Korea. Canada has concluded a free trade agreement with the European Union (CETA) on August 5, 2014. Following translation and legal review, the CETA treaty is expected to be tabled in the European Council in 2015 and for ratification in the Canadian and European Parliaments in late 2015 / early 2016. Canada also has free trade negotiations with India, Ukraine, Morocco, Japan, Dominican Republic and Singapore.

On February 12, 2010, Canada and the United States signed the Agreement on Government Procurement which, notably, provides Canadians with permanent access to U.S. state government procurement commitments in exchange for permanent U.S. access to Canadian provincial and territorial procurement contracts in accordance with the WTO Government Procurement Agreement.

Softwood Lumber Dispute For many years, U.S. forest products interests including lumber producers and various labor unions have pursued allegations that softwood lumber imports from Canada were subsidized by the federal and provincial governments. In 2006, the U.S. and Canada entered into the Softwood Lumber Agreement (the “SLA”). Under the terms of the SLA, Canadian lumber exports covered by the dispute are subject at the provinces’ choice to either an export charge only (Option A) or an export charge plus volume restraint (Option B) if the prevailing monthly price of lumber (as defined in the SLA) drops below US$355 per thousand board feet. The total volume of permitted exports, which takes into account anticipated demand in the United States, is allocated to the provinces in question. Provincial quotas are calculated on the basis of the share of lumber exports over the period from April 1, 2001 to December 31, 2005.

Québec chose Option B, which involves no charge or volume restraint if the prevailing monthly price of lumber is over US$355 (Random Lengths Framing Composite). However, if the prevailing monthly price of lumber falls below US$355, then charges varying between 2.5% and 5.0% and an export volume restraint (limiting Québec’s exports to between a 4.86% and 4.29% share of expected U.S. consumption per month) become applicable to Québec. Since the SLA came into force in 2006 and until mid 2012, the prevailing monthly lumber prices generally remained below US$315 (resulting in the maximum export charge and the strictest share limitation), and then started to fluctuate above US$315. From January 2013 to February 2015, the prevailing monthly lumber prices were generally above US$355. In March 2015, the prevailing price was US$352 which means that export restriction measures were applied starting in April 2015.

Unless terminated by either party, the SLA is to remain in force until October 2015. In accordance with the dispute resolution mechanism of the SLA, the United States has initiated various arbitration proceedings against Canada in the London Court of International Arbitration (“LCIA”). In one instance, while most claims under the arbitration were dismissed, the LCIA ordered Canada to collect a compensatory export charge for failure to adequately impose agreed upon export measures for Option B provinces which were fully paid in 2011. In another instance, the LCIA ordered Canada to impose additional compensatory export charges on softwood lumber exports from Québec (2.6%) and Ontario (0.1%) on the basis that these provinces were found to have provided grants and other benefits to the softwood sector which had the effect of circumventing Canada’s commitments under the SLA. In accordance with the order of the LCIA, these latter charges were applied from March 2011 until October 2013.

GOVERNMENT FINANCES

Financial Administration

The Minister of Finance is responsible for the general administration of the Government’s finances. The Financial Administration Act and the Balanced Budget Act govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration.

The Minister of Finance also manages the Generations Fund. This fund was established in June 2006 pursuant to the Act to reduce the debt and establish the Generations Fund, in order to reduce the Government’s debt burden.

The Conseil exécutif issues Orders in Council that authorize the Minister of Finance to enter into financial contracts, including those related to borrowings by the Government. The Conseil du trésor adopts the accounting policies developed and proposed by the Minister of Finance.

The accounts of the Government are kept on an accrual basis, in accordance with the Canadian public sector accounting standards of CPA Canada. The fiscal year of the Government ends March 31. The Auditor General of Québec is responsible for auditing the consolidated financial statements of the Government and reporting annually to the National Assembly. The Consolidated Revenue Fund of Québec includes monies received or collected from any source over which the Parliament has power of appropriation. The Budget and appropriations from the Consolidated Revenue Fund and consolidated entities are published at the beginning of each fiscal year.

The Consolidated Revenue Fund is comprised of the General Fund and the special funds. A special fund is a fund established by an Act of Parliament to provide for certain financial commitments of a minister, a budget-funded body or a body exercising an adjudicative function other than a budget-funded body. As a general rule, a sum taken out of or paid into the Consolidated Revenue Fund is debited from or credited to the General Fund. There are currently 36 special funds whose missions are to deliver services and sell goods to fund government programs.

The accounts of the General Fund and the other entities included in the Government’s reporting entity, with the exception of Government enterprises, are consolidated line-by-line in the financial statements. Consolidated entities are presented in five separate groups: the non-budget-funded bodies, the special funds, the health and social services and education networks, the Generations Fund and the consolidation adjustments.

Transactions are classified as “budgetary”, “non-budgetary” or “financing”:

—	budgetary transactions include:

—	with respect to the General Fund:

–	revenue consisting of taxes, duties and permits, net results from Government enterprises[1], transfers from the federal government and miscellaneous sources;

–	expenditures consisting of operating expenditures for goods and services which include, among other things, transfer payments, remuneration and debt service;

_______________________________
1 Government enterprises are separate legal entities that have the authority to enter into contracts in their own name and to act before the courts. Their main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity.

–	with respect to consolidated entities[2]:

–	the net result of their self-generated revenues less their expenditures offset by transfers from the General Fund.

—

non-budgetary transactions include changes in the balances of investments, loans and advances made by the Government, particularly to its own enterprises, changes in net fixed assets made by the Government, changes in the retirement plans’ liability and changes in other accounts.

—

financing transactions include changes in cash position, changes in net borrowings, changes in the Retirement Plans Sinking Fund and funds dedicated to employee’s future benefits and changes in the Generations Fund.

The Balanced Budget Act is designed to ensure that, on multi-year basis, the Government maintains a balanced budget and it sets out the applicable rules in the case of an overrun.

In 2009, the Balanced Budget Act was amended to, among other things, introduce specific provisions to allow the Government to weather the recession and authorize deficits that would have to be reduced gradually in order to return to a balanced budget in Fiscal 2014.

Under the Balanced Budget Act, if an overrun of less than $1 billion is recorded for a fiscal year, the Government must achieve an equivalent surplus in the next fiscal year. However, if the overrun stems from exceptional circumstances defined in the Act and is at least $1 billion, the overrun may be offset over a maximum period of five years.

The Balanced Budget Act also provides for a stabilization reserve fund that facilitates the Government’s multi-year budget planning. The stabilization reserve fund consists of the surplus for any fiscal year and it is used primarily to maintain a balanced budget and, secondarily, for payment of sums into the Generations Fund.

Amendment of the Balanced Budget Act

In Budget 2014-2015, the Government confirmed that the achievement of a balanced budget, which had been forecast for 2013-2014, was being delayed for two years.

On November 26, 2014, the Minister of Finance tabled in the National Assembly An Act mainly to implement certain provisions of the Budget Speech of 4 June 2014 and return to a balanced budget in 2015-2016 (“Bill 28”), which was assented to 21 April 2015.

These new amendments to the Balanced Budget Act establish Fiscal 2016 for the return to a balanced budget, set the budgetary deficit objective to be achieved for Fiscal 2015 at $2,350 million and allow the budgetary deficits for Fiscal 2014 and Fiscal 2013 recorded at $2,824 million and $1,600 million, respectively.

Consolidated Financial Transactions

The following table summarizes the consolidated financial transactions of the Government for the three years ended March 31, 2014, the preliminary results for Fiscal 2015 and the forecast for Fiscal 2016 presented in the Budget 2015-2016.

_________________________________
2 Consolidated entities are those entities required to report to the National Assembly for the management of their operations and for the use of their financial resources. They include non-budget-funded bodies and special funds that pursue objectives complementary to governmental programs but exclude Government enterprises. They include also the vast majority of organizations of the Government’s health and social services and education networks and the Generations Fund. From an administrative and accounting point of view, consolidated entities are under the direct control of the Government and form entities which are not part of the General Fund.

TABLE 10

Summary of Consolidated Financial Transactions Year ending March 31
(dollar amounts in millions)
						Preliminary
						Results		Forecast
	2012	2013		2014		2015	(1)	2016
Budgetary transactions of the General Fund
Own-source revenue	50,272	49,983	(2)	53,242		54,339		57,136
Federal transfers	15,243	15,707	(3)	16,528	(3)	16,832	(3)	17,322	(3)
Total revenue	65,515	65,690		69,770		71,171		74,458
Program spending	-61,503	-62,247		-64,322		-65,704		-66,460
Debt service	-7,348	-7,766		-8,434		-8,164		-8,331
Total expenditure	-68,851	-70,013		-72,756		–73,868		–74,791
Net results of General Fund	–3,336	–4,323		–2,986		–2,697		–333
Net results of consolidated entities	1,548	1,808		1,283		1,600		1,919
Surplus (deficit) within the meaning of the public accounts	-1,788	-2,515		-1,703		-1,097		1,586
Deposits of dedicated revenues in the Generations Fund(4)	-840	-961		-1,121		-1,253		-1,586
Exclusion of extraordinary loss - Closure of Gentilly-2	—	1,876		—		—		—
Consolidated budgetary balance within the meaning of the Balanced Budget Act	-2,628	-1,600		-2,824		-2,350		—
Deposits of dedicated revenues in the Generations Fund	840	961		1,121		1,253		1,586
Extraordinary loss - Closure of Gentilly-2	—	-1,876		—		—		—
Consolidated budgetary balance	-1,788	-2,515		–1,703		–1,097		1,586
Non-budgetary transactions
Investments, loans and advances	-1,861	-775		-1,349		-2,372		-1,845
Fixed Assets	-3,623	-3,312		-3,030		-3,335		-3,743
Retirement plans	2,918	2,898		3,352		3,468		3,418
Other accounts(5)	-1,160	-414		2,321		-1,371		270
Non-budgetary transactions	-3,726	-1,603		1,294		-3,610		-1,900
Net financial requirements	-5,514	-4,118		–409		–4,707		–314
Financing transactions
Change in cash position(6)	151	900		-2,337		-3,047		5,052
Net borrowings(7)	9,472	7,473		6,339		13,006		-107
Retirement Plans Sinking Fund(8) and funds dedicated to employee future benefits(9)	-3,269	-3,294		-3,172		-3,999		-2,956
Generations Fund	-840	-961		-421	(10)	-1,253		-1,675	(11)
TOTAL FINANCING TRANSACTIONS	5,514	4,118		409		4,707		314

(1)

The Preliminary Results 2015 are based on financial information presented as at March 31, 2015 in the Budget 2015-2016, which was released on March 26, 2015. These preliminary results are subject to change.

(2)	Includes Hydro-Québec’s extraordinary loss of $1,876 million stemming from the closure of the Gentilly-2 nuclear power plant.
(3)

Includes an amount of $733 million for Fiscal 2013 and $1,467 million for Fiscal 2014 from the Canada-Québec agreement concluded on March 28, 2012, which stipulates that the federal government will pay Québec $2.2 billion in compensation in respect of the harmonization of the QST with the goods and services tax (GST) and the allocation of $430 million from this compensation to the Fund to Finance Health and Social Services Institutions (FINESSS) for Fiscal 2014. Also reflects the allocation of $430 million from health transfers to FINESSS for Fiscal 2015 and $389 million for Fiscal 2016.

(4)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the General Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(5)	Includes year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.
(6)	A positive number indicates a net decrease in cash.
(7)	Represents new borrowings of $21,296 million, $20,296 million, $21,265 million, $30,182 million and $12,221 million for each of Fiscal 2012 through 2016, respectively, less repayment of borrowings.
(8)

This sinking fund receives amounts to be used to cover retirement benefits payable by the Government under the public and parapublic sector retirement plans. The investment income of this fund is reinvested in it and applied against the interest on the actuarial obligation (see “Consolidated Non-Budgetary Transactions Relating to Retirement Plans”).

(9)	These funds receive amounts used to cover employee’s future benefits (accumulated sick leave and survivor’s pension) payable to Government’s employees.
(10)	Includes a deposit of $300 million from the accumulated surpluses of the Territorial Information Fund and the use of $1 billion to repay maturing borrowings.
(11)	Includes a deposit of $89 million from the accumulated surpluses of the Commission des normes du travail.

2014-2015 Preliminary Results

The preliminary results for Fiscal 2015 reflect a $2,350 million budgetary deficit, as forecasted in June 2014.

The revenue of the General Fund for Fiscal 2015 is expected to be $202 million lower than forecasted in June 2014. Excluding Government enterprises, the downward adjustment to own-source revenue amounts to $504 million. This adjustment stems largely from the adjustments observed in personal income tax, corporate taxes and contributions to the Health Services Fund. However, it is partly offset by an improvement in revenue from consumption taxes. The $141 million increase in federal transfers can be explained in particular by an upward adjustment of $118 million to other programs, arising mainly from the recent settlement of a dispute with the federal government regarding the revenue stabilization program.

General Fund expenditures are equal to the forecasts of June 2014 and debt service has been adjusted downward by $419 million mainly because of lower-than-expected interest rates.

The net results of consolidated entities are expected to total $1,600 million in Fiscal 2015, a downward revision of $265 million compared with the forecasts in June 2014. These net results are mainly explained by the surpluses of the Generations Fund, which are expected to amount to $1,253 million.

2015-2016 Forecast – Budget 2015-2016

With its Budget 2015-2016, the Government expects the return to a balanced budget in Fiscal 2016. In 2015-2016, total revenue of the General Fund is budgeted at $74,458 million, an increase of 4.6% compared with the preliminary results for 2014-2015. Excluding Government enterprises, own-source revenue is budgeted at $52,279 million, a 6.5% increase compared with 2014-2015 due in particular to an anticipated acceleration of economic activity in Québec and the impact of the measures implemented to achieve fiscal balance. Revenue from Government enterprises are budgeted at $4,857 million, a decrease of 7.8% after allocation to the Generations Fund, reflecting primarily a budgeted return to more normal revenue levels at Hydro-Québec following the very cold winter of 2014-2015. Over 76% of total revenue comes from own-source revenue. Federal transfers are expected to increase by 2.9% (to $17,322 million) in 2015-2016.

The Government’s expenditures are expected to total $74,791 million in Fiscal 2016, 1.2% higher than the preliminary results for Fiscal 2015. Program spending will increase by 1.2% to $66,460 million. The growth in program spending is mainly due to the increase in the health and social services sector. The spending growth for other sectors will be practically frozen. The growth also includes amounts for the Contingency Fund in the budget for the Secretariat du Conseil du trésor. The Government’s program spending to GDP ratio is budgeted at 17.0% in 2015-2016. General Fund debt service is expected to increase by 2.0% to $8,331 million. This increase is mainly due to the expected rise in the debt arising from, among other things, investments, loans and advances. The portion of consolidated revenue allocated to consolidated debt service is budgeted to represent 10.5% in 2015-2016, a decrease from 10.8% in 2014-2015.

The net results of consolidated entities are expected to total $1,919 million in Fiscal 2016, an increase of $319 million compared with the preliminary results of Fiscal 2015.

Accounting Standard

A new accounting standard came into force on April 1, 2012 and applies as of Fiscal 2013. The Minister of Finance, who is responsible for the preparation of the Government’s public accounts, and the Auditor General of Québec, who audits such accounts, have different opinions as to the interpretation of the revised standard.

The Government’s transfer payments are made mainly in respect of financial aid to municipalities (to fund infrastructure projects) and to certain universities (to fund capital expenditure projects), entities not included in the Government reporting entity, and are tailored to match periodic repayments by those entities of long-term debt incurred by them to finance such projects. In accordance with the applicable law and as set forth in the financial aid agreement entered into with each beneficiary, the payments are conditional upon annual authorizations by the Parliament through appropriation acts. Generally, the financial aid is paid to municipalities over twenty years and to universities over twenty five years.

In prior fiscal years, the Government’s practice has been to disclose such financial aid as contractual obligations (disclosed in notes and appendices to the Government’s public accounts) until transfer payments in respect of such aid were authorized in a given fiscal year by appropriation acts. Such payments were then recorded as expenditures. This allowed the Government to match its spending to infrastructure use.

The Minister of Finance believes that the revised standard allows the same accounting treatment as before for such financial aid. This interpretation has been confirmed by four major firms of chartered accountants.

The Auditor General is of the opinion that the contractual obligations for financial aid in respect of a project should be recorded as expenditures, even if transfer payments in respect thereof are not yet authorized by appropriation acts, when and as admissible work is carried out or a capital expenditure is made for such project, i.e. over the period required to complete the project. Generally, the completion of a project takes up to three years. According to the Auditor General of Québec, the Government cannot avoid its commitment that it has authorized through an agreement with the municipality.

According to the estimate presented by the Auditor General of Québec in his report on the consolidated financial statements of the Government of Québec as at March 31, 2014, his interpretation would have implied, as at March 31, 2014, the recording of an amount of $8.5 billion in net debt and in debt representing accumulated deficits, and additional expenses of $0.4 billion during the year 2013-2014.

To eliminate any ambiguity with respect to the notion of authorization, the National Assembly adopted legislative amendments in June 2013 to clearly set out that no transfer made by a Government department can be entered in the Government’s accounts unless it is in accordance with the prior authorization of the Parliament of Québec. Also, in accordance with that principle of authorization, the beneficiaries cannot enter these transfers in their revenues, or record them as receivables, without the Parliament’s authorization.

Since it was published, in 2010, there have been major differences in interpretation of this accounting standard within the accounting profession in Canada. Representations have been made, in particular by the auditors general of the provinces and the federal government, including the Auditor General of Québec, as well as the Québec Government, to make the Public Sector Accounting Board (PSAB) aware of these differences of interpretation and obtain more precise indications to ensure consistent interpretation of this accounting standard throughout Canada.

In response to these initiatives, PSAB published, in November 2014, a document to get additional information for its post-implementation review of Section PS 3410, Government Transfers. This review is intended to help PSAB assess the nature, extent and cause of issues raised by stakeholders regarding the interpretations and applications of the standard. It will also inform PSAB of any implementation challenges and effects of the standard, as well as areas for improvement. The stakeholders were invited to submit their comments no later than May 15, 2015.

Economic Assumptions

The projections in the Budget 2015-2016 reflect the following assumptions regarding the economy of Québec for 2015.

TABLE 11

Economic Assumptions included in the 2015-2016 Budget
(in percentage)
Percentage Change over 2014
GDP
At current market prices	3.8
In chained 2007 dollars	2.0
Household income	3.4
Business non-residential capital expenditures (2007 prices)	2.8
International exports (2007 prices)	5.5
Household consumption (2007 prices)	2.4
Labor force	0.7
Employment	0.9
Average Rate
Unemployment rate	7.5
Note:

Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Sources: Ministère des Finances du Québec.

General Fund Revenue

The following table shows own-source revenue and federal transfers by source for the General Fund.

TABLE 12

General Fund Revenue Year ending March 31
(dollar amounts in millions)
								% of
					Preliminary		Forecast	total
	2012	2013		2014	Results 2015	(1)	2016	2016
Income and property taxes
Personal income tax	18,980	18,753		19,399	19,635		20,950	28.1%
Contributions to the Health Services Fund	6,246	6,597		6,780	6,905		7,036	9.4%
Corporate taxes	3,894	3,919		3,254	3,340		4,314	5.8%
	29,120	29,269		29,433	29,880		32,300	43.3%
Consumption taxes
Retail sales	13,159	14,287		15,148	15,888		16,482	22.1%
Tobacco	802	795		889	972		962	1.3%
Alcoholic beverages	440	480		551	501		527	0.7%
Other	18	21		19	16		17	0.0%
	14,419	15,583		16,607	17,377		17,988	24.1%
Duties and permits
Natural resources	340	199		46	90		66	0.1%
Other	263	252		268	282		296	0.4%
	603	451		314	372		362	0.5%
Miscellaneous
Sales of goods and services	366	369		395	395		407	0.5%
Interest	455	488		407	363		495	0.7%
Fines, forfeitures and recoveries	560	591		656	686		727	1.0%
	1,381	1,448		1,458	1,444		1,629	2.2%
Revenue from Government enterprises(2)
Hydro-Québec	2,549	919	(3)	3,333	3,250		2,750	3.7%
Loto-Québec	1,196	1,194		1,055	1,020		1,130	1.5%
Société des alcools du Québec	1,000	1,030		1,003	1,021		1,040	1.4%
Other	4	89		39	46		42	0.0%
Revenue from Hydro-Québec allocated to the Generations Fund(4)	—	—		—	– 71		– 105	-0.1%
	4,749	3,232		5,430	5,266		4,857	6.5%
Total own source revenue	50,272	49,983		53,242	54,339		57,136	76.6%

Federal transfers
Equalization	7,815	7,391	7,833	9,286	9,521	12.8%
Protection payment(5)	369	362	—	—	—	—%
Health transfers	4,511	4,792	5,290	5,282	5,599	7.5%
Transfers for post-secondary education and other social programs	1,488	1,486	1,534	1,588	1,609	2.2%
Other programs	1,060	943	834	1,106	982	1.3%
Harmonization of the QST with the GST - Compensation	—	733	1,467	—	—	—%
Allocation to FINESSS of harmonization of the QST with the GST	—	—	-430	—	—	—%
Allocation to FINESSS of a portion of health transfers(6)	—	—	—	-430	-389	-0.5%
TOTAL FEDERAL TRANSFERS	15,243	15,707	16,528	16,832	17,322	23.3%
TOTAL REVENUE	65,515	65,690	69,770	71,171	74,458	100%

(1)	The Preliminary Results 2015 are based on financial information presented as at March 31, 2015 in the Budget 2015-2016, which was released on March 26, 2015. These preliminary results are subject to change.
(2)	Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $4,154 million, $2,869 million (due to the extraordinary loss related to the closure of the Gentilly-2 nuclear power plant) and $4,265 million for each of Fiscal 2012 through 2014, respectively, and are expected to be $4,576 million for Fiscal 2015 and $4,269 million for Fiscal 2016.
(3)	Data including the extraordinary loss of $1,876 million related to the closure of the Gentilly-2 nuclear power plant.
(4)	Corresponds to amounts relating to the indexation of the price of heritage electricity.
(5)	Transfer protection payments are discretionary spending of the federal government intended to ensure that total major transfers to provinces do not decrease compared to the prior year.
(6)	The 2015-2016 Budget contemplates further allocations from health transfers to FINESSS of $361 million in Fiscal 2017 and of $331 million in Fiscal 2018.

Taxes. The Government and the federal government share the power to levy personal income taxes in Québec. The Government levies and collects its own personal income tax at rates ranging from 16% to 24% in three brackets.

In Québec, businesses are subject to a tax on profits and a tax on payroll. A tax rate of 11.9% is applied to the profits of corporations, which will be reduced by 0.1 percentage point annually starting January 1, 2017 until it reaches 11.5% on January 1, 2020. Small and medium-size enterprises (“SMEs”) are taxed at a reduced rate of 8% that applies to the first $500,000 of income from an eligible business. The 8% tax rate was reduced to 4% for manufacturing SMEs on April 1, 2015 and will also be reduced to 4% for primary sector SMEs on January 1, 2017.

Québec’s corporate tax system provides incentives for scientific research and experimental development activities such as a 30% tax credit calculated on wages paid by SMEs on such activities. Measures also exist to stimulate investment and improve productivity, such as the investment tax credit on manufacturing and processing equipment for which the rates vary from 4% to 32% depending on the region and the size of the corporation. This measure was extended up to December 31, 2022, with the tax credit rates adjusted from 4% to 24% starting January 1, 2017.

A payroll tax is applied to finance the Health Services Fund (“HSF”). The tax rate is 2.7% for payrolls of $1 million or less, which was reduced to 1.6% on January 1, 2015 for SMEs in the primary and manufacturing sectors. Starting January 1, 2017, SMEs in the service and construction sectors with a payroll of $1 million or less will see their contribution rate gradually decrease from 2.7% to 2.25% on January 1, 2019. The tax rates increase proportionally to 4.26% for payrolls between $1 million and $5 million. For payrolls of $5 million or more, the tax rate is 4.26%. A holiday on the contribution to the HSF is offered until the end of 2020 to SMEs with a payroll of less than $5 million that hire new workers specializing in fields related to the natural and applied sciences.

The Québec Sales Tax (“QST”) is a multi-stage value-added tax that applies uniformly at each stage of the production and marketing of goods and services. A mechanism provides refunds of the tax paid on inputs at various stages of production in order to eliminate tax cascading. For large businesses, input tax refunds are generally not allowed on energy, telecommunications, road vehicles under 3,000 kilograms, gasoline used in such vehicles and meals and entertainment. The QST rate increased from 7.5% to 8.5% on January 1, 2011 and to 9.5% on January 1, 2012.

Following the Comprehensive integrated tax coordination agreement of March 2012 on sales tax harmonization with the federal government, beginning January 2013, the QST ceased to apply on the federal goods and services tax (“GST”). In order to maintain the same level of revenue for the government and avoid any additional cost to consumers, the QST rate was set at 9.975%. Furthermore, the agreement provides that beginning in 2018, Québec will gradually allow large businesses to obtain input tax refunds on the few goods and services to which restrictions currently apply. The federal government agreed to compensate Québec for harmonizing the QST with the GST for an amount of $2.2 billion. An amount of $733 million was paid in January 2013 and the remainder of $1,467 million was paid in January 2014.

The 2010-2011 Budget announced the introduction of a health contribution levied on individuals at the time they file their income tax return each spring. Its implementation has been gradual and the individual contribution reached $200 in 2012. Households whose family income is below the exemption thresholds provided for under the Québec public prescription drug insurance plan (these income thresholds correspond to the income of seniors receiving the maximum guaranteed income supplement paid by the federal government) and seniors who are receiving at least 94% of the maximum guaranteed income supplement paid by the federal government are exempted from paying the health contribution. Furthermore, Budget 2013-2014 provided for the implementation of a new progressive health contribution as of January 1, 2013 that is more in line with each person’s ability to participate in the funding of health care. In Budget 2015-2016, the Government announced the gradual elimination of the health contribution as of January 1, 2017. As of 2019, the health contribution will be completely abolished. High-income taxpayers will still contribute through an increase of 1.75% in the income tax payable on taxable income over $100,000.

Federal Transfers. In 2015-2016, equalization revenues amount to more than half of the federal transfers. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without imposing higher taxes. In its March 2007 Budget, the federal government announced a thorough reform of the equalization program on the basis of the recommendations made by the Expert Panel on Equalization and Territorial Formula Financing. However, on November 3, 2008, the federal government announced the introduction of new caps on equalization. These caps place limits on the equalization entitlements of recipient provinces.

In December 2012, under the renewal of federal transfers for 2014, the federal government announced technical changes that will be applied to the equalization program for the years 2015 through 2019.

The federal government contributes to the financing of provincial health programs by means of the Canada Health Transfer (“CHT”) and to post-secondary education and other social programs by means of the Canada Social Transfer (“CST”).

Since 2007-2008, the CST has been allocated on a purely per capita basis. As of 2014-2015, the CHT will also be allocated on a purely per capita base. The prior formula of these transfers, which has been replaced, took into account the value of the tax points transferred to the provinces in 1977.

For Canada as a whole, the CHT is indexed by 6% per year until 2016-2017. By 2017-2018, the CHT will grow in line with nominal GDP with a 3% floor provision. The CST is indexed by 3% per year for an undetermined period.

Other federal transfers generally represent cost-sharing agreements for different provincial programs that relate, among other things, to the labour market, immigration and education.

General Fund Expenditure

The following table shows program spending and debt service by mission for the General Fund.

TABLE 13

General Fund Expenditure
Year ending March 31
(dollar amounts in millions)
				Preliminary		Forecast	% of Total
	2012	2013	2014	Result 2015	(1)	2016	2016
Economy and Environment:
Transports	744	713	708	662		656	0.9%
Affaires municipales et Occupation du territoire	1,103	1,053	1,003	1,119		1,112	1.5%
Emploi et Solidarité sociale	890	872	841	809		788	1.1%
Économie, Innovation et Exportations	661	461	567	582		590	0.8%
Agriculture, Pêcheries et Alimentation	1,059	1,068	1,047	924		882	1.2%
Other	1,345	1,277	1,145	1,121		1,117	1.5%
	5,802	5,443	5,310	5,217		5,144	6.9%
Education and Culture:
Éducation, Loisir et Sport	8,701	8,961	9,082	9,257		9,258	12.4%
Enseignement supérieur, Recherche et Sciences	5,050	5,032	5,314	5,311		5,282	7.1%
Teachers Pension Plan	999	986	1,201	1,227		1,238	1.7%
Culture, Communications	671	644	661	652		671	0.9%
Other	980	982	1,035	1,096		1,258	1.7%
	16,401	16,606	17,293	17,543		17,707	23.7%
Health and Social Services:
Santé et Services sociaux	21,429	21,900	22,064	22,811		22,990	30.7%
Régie de l'assurance maladie du Québec(2)	7,912	8,204	9,022	9,579		9,861	13.2%
	29,341	30,104	31,087	32,390		32,851	43.9%
Support for Individuals and Families:
Travail, Emploi et Solidarité sociale	3,480	3,504	3,483	3,492		3,400	4.5%
Famille	2,427	2,445	2,536	2,604		2,517	3.4%
Other	153	180	174	172		184	0.2%
	6,059	6,129	6,192	6,268		6,101	8.2%
Administration and Justice:
Sécurité publique	1,272	1,306	1,332	1,326		1,326	1.8%
Affaires municipales et Occupation du territoire	674	682	692	716		632	0.8%
Justice	643	650	690	685		690	0.9%
Pension and insurance plans	333	301	379	459		457	0.6%
Other	977	1,027	1,349	1,101		1,554	2.1%
	3,900	3,965	4,441	4,287		4,658	6.2%
Total program spending	61,503	62,247	64,322	65,704		66,460	88.9%

Debt service:
Direct debt service	4,595	4,770	5,148	5,086	5,553	7.4%
Interest ascribed to the retirement plans	2,763	3,007	3,295	3,093	2,797	3.7%
Interest ascribed to employee future benefits	-10	-11	-9	-15	-19	0.0%
Total debt service	7,348	7,766	8,434	8,164	8,331	11.1%
Unexpended Appropriations	—	—	—	-638	—	—%
TOTAL EXPENDITURE	68,850	70,013	72,756	73,868	74,791	100.0%

(1)	The Preliminary Results 2015 are based on financial information presented as at March 31, 2015 in the Budget 2015-2016, which was released on March 26, 2015. These preliminary results are subject to change.
(2)	Québec’s health insurance plan.

Economy and Environment. Spending is budgeted to decrease by 1.4% for Fiscal 2016 compared to Fiscal 2015. This decrease is attributable mainly to a decrease of the budget for the Ministère de l’Agriculture, Pêcheries et Alimentation due to the reduction in the Government contribution paid to La Financière agricole du Québec further to the favourable outlook prevailing in the agricultural product markets.

Education and Culture. Spending is budgeted to increase by 0.9% for Fiscal 2016 compared to Fiscal 2015. This increase is attributable to an increase in the budget for the Ministère de l’Éducation, de l’Enseignement supérieur et de la Recherche. The Fiscal 2016 expenditure budget will help fund the primary growth factors of the education networks, in particular salary parameters, enrollment effects, subsidized debt as well as an increase in Financial Assistance for Education. The expenditure budget will also ensure the funding of programs in the recreation and sports sector, as well as continued support for research subsidy funds and bodies reporting to the Minister.

Health and Social Services. Spending is budgeted to increase by 1.4% for Fiscal 2016 compared to Fiscal 2015. The growth allocated to the Ministère de la Santé et des Services sociaux will be used in particular for: (i) adjustments stemming from collective agreements and the Government's employer contributions, (ii) the increase in the budget allocated to the blood bank system as well as financing for the construction of additional space, (iii) planned pay increases for healthcare professionals as well as agreements with medical federations, and (iv) debt service payments resulting from investments in the healthcare network.

Support for Individuals and Families. Spending is budgeted to decrease by 2.7% for Fiscal 2016 compared to Fiscal 2015. This lower spending is principally attributable to the decrease of the budget for the Ministère de la Famille due to the review of the parental contribution, and the savings measures related to childcare service funding and administrative expenses. This is partially offset by the increase of the budget for 4,000 childcare places in Fiscal 2016.

Another factor is the decrease of the budget for the Ministère du Travail, de l’Emploi et de la Solidarité sociale in Fiscal 2016. This reduction is essentially due to an unrenewed amount of $75.0 million received in Fiscal 2015 from the provision for carrying on activities supporting the integration and francization of immigrants of the Ministère de l'Immigration, de la Diversité et de l'Inclusion.

Administration and Justice. Spending is budgeted to increase by 8.7% for Fiscal 2016 compared to Fiscal 2015. This increase is attributable to the increase of the budget for the Secretariat du Conseil du trésor due to the increase in the Contingency Fund of $291.3 million for Fiscal 2016.

Debt Service. Spending is budgeted to increase by 2.0% for Fiscal 2016 compared to Fiscal 2015. This increase is mainly due to the expected rise in the debt arising from, among other things, investments, loans and advances.

Government Employees and Collective Unions

In its Budget 2015-2016, the Government plans to spend $39.1 billion for the remuneration of its employees, including health and education workers.

The Government’s wage agreements with its 430,000 employees expired on March 31, 2015. The Government presented its offers to its union partners on December 15, 2014, proposing a negotiated five-year employment contract, from April 1, 2015 to March 31, 2020. The proposal included a 3% increase in pay rates and scales from 2015-2016 to 2019-2020, namely a pay freeze for the first two years and a 1% increase each year for the following three years.

The Government’s proposal also included adjustments to the terms of the pension plan to reflect changing demographics and improve equity among the participants. The Government proposed to increase the retirement age from 60 to 62, increase the pension penalty for early retirement from 4% to 7.2% and calculate retirement income on the eight best years of income instead of the current five.

To ensure a balanced budget, the Government confirmed the general freeze on staffing levels in the public and parapublic sectors for Fiscal 2016. Through administrative efficiency gains, the Government will have reduced the staffing levels of government departments and public sector bodies by approximately 2% by the end of Fiscal 2016. Also, the Government has suspended bonuses for personnel management, ministries, government agencies and ministerial offices, and any additional performance-based remuneration paid by certain State-owned enterprises to senior executives and management personnel is conditional on such enterprises having achieved net profit targets.

Consolidated Non-Budgetary Transactions

The following table shows the distribution of consolidated non-budgetary transactions.

TABLE 14

Non-Budgetary Transactions(1)
Year ending March 31
(dollar amounts in millions)
				Preliminary		Forecast
	2012	2013	2014	Results 2015	(2)	2016
Investments, loans and advances
Government enterprises
Shares and investments	-400	—	—	—		-250
Change in the equity value of investments(3)	-595	-363	-1,165	-761		-693
Loans and advances	175	-80	-165	-52		-10
Total Government enterprises	-820	-443	-1,330	-813		-953
Other	-1,041	-332	-19	-1,559		-892
Total investments, loans and advances	-1,861	-775	-1,349	-2,372		-1,845
Fixed assets
Net investments	-6,732	-6,581	-6,490	-6,859		-7,457
Depreciation	3,109	3,269	3,460	3,524		3,714
Total fixed assets	-3,623	-3,312	-3,030	-3,335		-3,743
Retirement plans
Cost of vested benefits, amortizations and contributions(4)	2,554	2,581	3,014	2,844		2,876
Interest on the actuarial obligation(5)	4,931	5,079	5,382	5,569		5,720
Benefits, contributions, repayments and administrative expenses(6)	-4,791	-4,991	-5,279	-5,049		-5,276
Consolidated entities	224	229	235	104		98
Total retirement plans	2,918	2,898	3,352	3,468		3,418
Other accounts	-1,160	-414	2,321	-1,371		270
TOTAL NON-BUDGETARY TRANSACTIONS	-3,726	-1,603	1,294	-3,610		-1,900
(1)	A negative entry indicates a financial requirement and a positive entry indicates a source of financing.
(2)

The Preliminary Results 2015 are based on financial information presented as at March 31, 2015 in the Budget 2015-2016 which was released on March 26, 2015. These preliminary results are subject to change.

(3)	Change in accumulated surpluses or deficits (i.e., change in net income (loss) after declared dividends to the Government).
(4)

The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP and since January 1, 2001 for RRPE (See below - “Retirement Plans”). For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result of the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(5)

Excludes impact of the income from the Retirement Plans Sinking Fund of $2,087 million, $1,992 million, $1,989 million and $2,430 million for each of Fiscal 2012 through 2015, respectively. The income for Fiscal 2016 is expected to be $2,873 million.

(6)

The retirement plans’ liability, excluding the Retirement Plans Sinking Fund estimated at $51.3 billion, is estimated at $79.9 billion for Fiscal 2014, consisting of $60.5 billion in respect of RREGOP and RRPE and $19.4 billion in respect of the other public sector plans. The liability for other plans takes into account the assets of these plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of CPA Canada.

Investments, Loans and Advances. Investments, loans and advances represent capital contributions, loans or advances made to Government enterprises and agencies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government’s share in profits and losses of enterprises in which the Government holds capital stock. Loans and advances are repayable to the Government, although not all repayment schedules have been set (see “Government Enterprises and Agencies”).

Fixed Assets. The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.

Retirement Plans. Retirement plans include transactions relating to the public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or “RREGOP”) was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d’encadrement or “RRPE”) covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover 567,478 employees and other plans cover 19,046 employees as of December 31, 2013.

The Government accounts for its contributions (including those for current services and interest on the actuarial obligation for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments that are the responsibility of the Government are a claim on, and are payable out of, the Consolidated Revenue Fund.

In Fiscal 1994, the Government created the Retirement Plans Sinking Fund (“RPSF”) managed by the Caisse, which consists of a cash reserve that will eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government’s actuarial obligations, as shown in the Public accounts, through that date with respect to the retirement plans of public sector employees.

Other Accounts. The transactions related to other non-budgetary accounts reflect, notably, year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year since they depend on the coordination of collection and disbursement transactions.

The following table shows Québec’s financial assets and liabilities.

TABLE 15

Québec’s Financial Assets and Liabilities
Year ending March 31
(dollar amounts in millions)
	2013	2014
Financial Assets(1)	62,015	62,701
Liabilities(2)	237,502	243,962
Gouvernment Guaranteed Debt(3)	39,631	40,361

(1)	Financial assets include cash, short-term investments, accounts receivable, inventories intended for sales, investment in Government enterprises, long-term investments, the Generations Fund and deferred expenses related to debts. Short-term investments, which include Treasury bills, notes, deposit certificates, banker’s acceptances, bonds, commercial paper and other similar instruments equalled, as at March 31, 2014, $6,593 million compared to $3,895 million as at March 31, 2013.
(2)	Liabilities are comprised of bank overdraft, accounts payable and accrued expenses, deferred revenue, transfers from the federal government to be repaid, pension plans and other future social benefits, debt before deferred foreign exchange gain (loss) and deferred foreign exchange gain (loss).
(3)	See “Public Sector Debt – Guaranteed Debt”.

GOVERNMENT ENTERPRISES AND AGENCIES

Government enterprises and agencies can be divided into three categories: enterprises included in the Government’s reporting entity, agencies whose reporting entities are included in the Government’s reporting entity and agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity.

Most of the enterprises included in the Government’s reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Some of them pay dividends to the Government. Société des alcools du Québec and Loto-Québec transfer all of their net earnings to the Government while Hydro-Québec pays as dividends 75% of its net income calculated in accordance with the provisions of the Hydro-Québec Act.

Agencies whose reporting entities are included in the Government’s reporting entity are entities whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These agencies may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.

Agencies that conduct fiduciary transactions play an important economic role in Québec. As an investment manager, the Caisse invests funds on behalf of public retirement plans, insurance plans and other public enterprises.

The Government emphasizes the strategic role of its enterprises and agencies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.

The Government manages an extensive portfolio of assets through Government enterprises. Those assets may be sold to the private sector when the timing is deemed appropriate.

TABLE 16

Major Entreprises and Agencies
Area of Activity
Enterprises included in the Government’s reporting entity
Hydro-Québec	Generation, transmission and distribution of electric power
Loto-Québec	Gaming
Société des alcools du Québec (SAQ)	Wholesale and retail sale of alcoholic beverages
Investissement Québec	Economic development
Société Innovatech (Grand Montréal, Québec et Chaudière-Appalaches, Sud du Québec et Régions ressources)	Venture Capital (High technology sector)
Agencies whose reporting entity is included in the Government’s reporting entity
Financement-Québec	Financing public sector organizations
Société d'habitation du Québec (SHQ)	Development and management of public housing
Société québécoise des infrastructures (SQI)	Construction, development and management of public infrastructure
Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity
Caisse de dépôt et placement du Québec (Caisse)	Investment management
Commission administrative des régimes de retraite et d’assurances (CARRA)	Public sector pension funds management
Régie des rentes du Québec (RRQ)	Pension funds management

The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the most recent fiscal year for which this information is publicly available.

TABLE 17

Financial Information on Certain Government Enterprises(1)
(dollar amounts in millions)
								Debt
		Loans		Accumulated		Total		Guaranteed			Net
	Share	and		Surplus		Government		by the			Income
	Capital	Advances	(2)	(Deficit)	(3)	Investments	(4)	Government	Assets	Revenue	(Loss)
Enterprises included in the Government's reporting entity
Hydro-Québec (12-31-2014)	4,374	—		16,244		20,618		40,939	74,890	13,638	3,380
Loto-Québec (03-31-2014)	—	—		82		82		—	1,350	3,519	1,144
SAQ (03-29-2014)	30	—		12		42		—	734	2,935	1,003
(1)	All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.
(2)	Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises).
(3)	Includes accumulated other comprehensive income.
(4)	Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).

Enterprises Included in the Government’s Reporting Entity

Hydro-Québec. Hydro-Québec operates one of the major systems in Canada for the generation, transmission and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met. In Fiscal 2015, the Government received a dividend of $2.535 billion from Hydro-Québec, compared with $2.207 billion in Fiscal 2014. This variance is mainly due to the solid performance shown in all lines of business in a year marked by cold weather that was experienced in both Québec and outside markets, resulting in higher energy consumption.

As of December 31, 2014, Hydro-Québec operates 62 hydroelectric plants with a combined installed capacity of 36,100 MW and 25 thermal plants totaling 543 MW. In addition to the generating capacity of its own facilities, Hydro-Québec has access to almost all the output from Churchill Falls generating station (which has a total capacity of 5,428 MW) under a contract with Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) that will remain in effect until 2041 (the “1969 Power Contract”). In 2014, Hydro-Québec also purchased all the output from 31 wind farms (2,857 MW) and 4 small hydropower plants (48 MW) and almost all the output from 7 biomass and 3 biogas cogeneration plants (206 MW) operated by independent power producers. Moreover, 1,132 MW are available under long-term contracts with other suppliers. Hydro-Québec maintains approximately 21,000 miles of transmission lines.

TABLE 18

Hydro-Québec’s Operations Year ended December 31
(dollar amounts in millions)
	2010	2011	2012	2013	2014
Total revenue from electricity sales	11,810	11,972	11,636	12,610	13,184
Revenue from electricity sales outside Québec	1,304	1,252	1,194	1,525	1,629
Capital investments affecting cash(1)	4,220	3,814	3,932	4,335	3,918
Net result	2,515	2,611	860	2,942	3,380
Debt guaranteed by Government (at end of period)	36,932	39,049	39,966	41,085	40,939
Total electricity sales (terawatthours)	189.6	193.6	196.5	205.5	201,5
Interest coverage(2)	1.93	1.97	2.02	2.09	2.25
Capitalization ratio(3)	32.1%	31.4%	30.6%	30.5%	31.8%
(1)	Including the Energy Efficiency Plan.
(2)	Sum of operating result and net investment income divided by interest on debt securities.
(3)

Equity divided by the sum of equity, long-term debt, current portion of long-term debt, perpetual debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Régie de l’énergie (the “Energy Board”) exclusive authority to fix or modify Hydro-Québec’s rates and conditions for the transmission and distribution of electric power in Québec. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service including a reasonable return on the rate base. The Energy Board consists of seven full-time members appointed by the Government and is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carriers and of distributors.

Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec’s rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; designate a reliability coordinator for Québec and adopt the reliability standards submitted by the designated reliability coordinator; authorize its transmission and distribution investment projects; approve its distribution commercial programs; and rule upon complaints from customers concerning rates or services.

The Energy Board Act was amended in 2010 and 2012 to allow a gradual increase of the cost of the Heritage Pool Electricity (base volume of up to 165 TWh annually). As a result, beginning in 2014, the Heritage Pool Electricity is subject to a yearly indexation to Québec’s consumer price index. The authorized average price for 2014 was 2.82¢/kWh.

Hydro-Québec is a co-defendant with Québec and others in certain legal actions undertaken by various aboriginal communities concerning alleged infringements of their ancestral rights over their claimed traditional territories. (See “Québec – Native Peoples” above).

On February 23, 2010, CF(L)Co instituted proceedings against Hydro-Québec seeking the modification, as of November 30, 2009, of the pricing terms under the 1969 Power Contract by increasing the pricing terms payable by Hydro-Québec to CF(L)Co. Alternatively, CF(L)Co is seeking the cancellation of the 1969 Power Contract with effect six months from the date of judgment. The 1969 Power Contract was already contested on two prior occasions before the courts and the Supreme Court of Canada dismissed those proceedings. On July 24, 2014, the Court rendered its judgment, dismissing CF(L)Co’s request and confirming Hydro-Québec’s rights under the 1969 Power Contract. On August 25, 2014, CF(L)Co filed an appeal before the Québec Court of Appeal. Hydro-Québec is awaiting notification by the Court of Appeal of a hearing date. Hearing is expected to take place in 2016.

Loto-Québec. Loto-Québec operates and administers lottery systems and gaming houses, including casinos, a video lottery network, an online gaming site and bingo products. It offers lottery products in some 8,500 points of sale. Loto-Québec currently operates four government owned casinos located in Montréal, Charlevoix, Lac-Leamy and Mont-Tremblant. It also operates a network of video lottery terminals, limited in number to 12,000 by the Government.

Loto-Québec pays all of its net earnings to the Government as dividends, after deducting its contributions to some government-specified purpose accounts, for example to fund the pathological gambling action plan. The Budget 2015-2016 forecasts a dividend of $1,130 million for Fiscal 2016 compared with $1,020 million expected in Fiscal 2015 and $1,055 million received in Fiscal 2014.

In Budget 2015-2016, it was announced that new measures will be implemented to curb illegal online gambling. A legislative amendment will be proposed to introduce an illegal website filtering measure. In accordance with this measure, Internet service providers will not be allowed to provide access to an online gaming and gambling website whose name is on a list of websites that are to be blocked, drawn up by Loto-Québec.

In addition, Loto-Québec will develop a portal to increase the ability of Espacejeux, the only legal online gaming site in Québec, to attract players. Loto-Québec will operate games on this portal offered by private operators. To become a supplier of a game offered on the portal, operators will have to enter into an agreement with Loto-Québec, who will become the exclusive operator of the online game of chance or gambling game in Québec.

Société des alcools du Québec (“SAQ”). The SAQ sells alcoholic beverages and pays all of its net earnings to the Government as a dividend. As part of the Budget 2015-2016, the SAQ is budgeted to pay a dividend of $1,040 million in Fiscal 2016 compared with $1,021 million expected in Fiscal 2015 and $1,003 million received in Fiscal 2014.

Investissement Québec. Investissement Québec is a public corporation whose mission is to contribute to Québec’s economic development in accordance with Government of Québec economic policy by stimulating investment and fostering employment in every region.

To that end, the corporation supports the creation and development of businesses of all sizes through customized financial solutions and investments complementary to partner offers. Pursuant to its government mandate, the corporation also carries out foreign investment prospecting and strategic financing operations.

Sociétés Innovatech. There are four Innovatech corporations (Innovatech du Grand Montréal, Innovatech Régions ressources, Innovatech du sud du Québec and Innovatech Québec et Chaudière-Appalaches). They are venture capital corporations that fund technology innovations at the start up or technical research stage in their respective territories. As of March 31, 2014, the total assets of the four Innovatech corporations were $72 million.

The Government privatized Innovatech du Grand Montréal and its investment portfolio has been sold to a subsidiary of Coller Capital. Innovatech Régions ressources, Innovatech Québec et Chaudière-Appalaches and Innovatech du sud du Québec have been converted into mixed public-private capital corporations.

Agencies Which Conduct Fiduciary Transactions That Are Not Included in the Government’s Reporting Entity

Caisse de dépôt et placement du Québec (“Caisse”). The Caisse invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2014, the net assets of the Caisse (at market value) totaled $225.9 billion. The main depositors and their respective assets on deposit (at market value) were as follows: Government and Public Employees Retirement Plan (RREGOP), $55.7 billion; Retirement Plans Sinking Fund, $53.4 billion; RRQ, $51.9 billion; Commission de la construction du Québec, $18.0 billion; Commission de la santé et sécurité du travail, $13.7 billion; SAAQ, $10.0 billion; Régime de retraite du personnel d’encadrement (RRPE), $9.6 billion and Generations Fund, $7.5 billion.

In 2014, the Caisse’s overall return is the average weighted return on the funds of all its depositors. Individual returns for the eight main depositors varied from 11.0% to 12.5%, depending on their specific asset allocations. The overall return for the year ended December 31, 2014 was 12.0%. The overall average return of the Caisse over the past 4 years was 9.6%.

As stated by law, the mission of the Caisse is to receive moneys on deposit as provided by law and manage them with a view to achieving optimal return on capital within the framework of depositors’ investment policies while at the same time contributing to Québec’s economic development. The Caisse invests its depositors’ funds in various asset classes, including fixed income, equities, private equity, infrastructures, real estate and real estate debt. The Caisse is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.

In January 2015, the Government and the Caisse announced a commercial agreement for the carrying out of infrastructure projects. Under the terms of the agreement, the Government will identify infrastructure projects that may be of interest to the Caisse. The Caisse will then examine, with full independence, in accordance with its constituting Act, if the projects offer a commercial return on investment before making a decision. In March 2015, the Government introduced a bill in the National Assembly to implement the agreement and to authorize the creation of a new subsidiary of the Caisse which would be responsible for such infrastructure projects. As of the end of May 2015, the bill was still under consideration by the National Assembly.

As of December 31, 2014, the Caisse’s investments were distributed as follows: 35.2% in fixed-income securities, 36.8% in variable-income securities, 22.6% in interests in unconsolidated subsidiaries (real estate debt, private equity, infrastructure) and 15.3% in cash equivalents. Investments by the Caisse in bonds of various governments, government corporations and other public administrations totaled $58.4 billion (at market value). As at December 31, 2014, the Caisse held investments in Canadian third-party and bank-sponsored ABTNs or asset-backed term notes received in exchange for asset-backed commercial paper that had a fair market value totaling $9.2 billion.

The Caisse’s constituting statutes establish the mission and governance rules, particularly the composition and functioning of the board of directors and the criteria for selecting its members. In this regard, at least two-thirds of the members of the board of directors, including the chair, must meet the requirements of an independent director.

The Caisse’s constituting statutes provide for the creation of three committees by the board of directors — an audit committee, a governance and ethics committee and a human resources committee — and defines the role of each. It also establishes that the offices of chair of the board and president and chief executive officer are to be two separate functions. It requires that the Caisse adopt an investment policy for each specialized portfolio it holds and provides rules of ethics for the Caisse, its officers and employees, and its wholly-owned subsidiaries.

Commission administrative des régimes de retraite et d’assurances (“CARRA”). CARRA administers public sector retirement plans including RREGOP and RRPE. Assets in these plans are deposited with the Caisse.

Régie des rentes du Québec (“RRQ”). RRQ administers the Régime de rentes du Québec (“Québec Pension Plan”, the “Plan” or “QPP”), a compulsory public insurance plan. Its purpose is to provide persons who work in Québec and their families with basic financial protection in the event of retirement, death or disability. The Plan is financed by contributions from Québec workers and employers. As of December 31, 2014, RRQ entrusted $51.9 billion of funds to the Caisse (at market value).

For a number of years, the QPP has faced increased financial pressure stemming chiefly from the aging of the population and the continuing improvement in life expectancy. Accordingly, based on the Actuarial Report of the Québec Pension Plan as at 31 December, 2012, the steady-state contribution rate, i.e., the rate needed to secure the Plan’s long-term financial stability, would be 11.02%.

The Plan contribution rate is being raised gradually to 10.8% in increments of 0.15 percentage points per year until January 1, 2017.

As of 2018, an automatic contribution rate adjustment mechanism will restore balance to the Plan’s funding, if required. The statutory contribution rate will require adjusting if it is less than the steady-state contribution rate. Where the difference between the steady-state contribution rate and the statutory rate is at least 0.1%, the latter rate will be increased by 0.1% per year until the gap is less than 0.1%.

PUBLIC SECTOR DEBT

Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.

The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2014 and March 31, 2015, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $231.5 billion and $242.8 billion, respectively, of which 8.0% and 8.2% was held by the Caisse.

Unlike the Government’s gross debt, which includes the net retirement plans liability, the public sector debt for the purpose of this Annual Report does not include net retirement plans liability. As at March 31, 2015, the net retirement plans liability totalled $28.0 billion.

TABLE 19

Funded Debt of Public Sector (net of sinking fund balances) As of March 31
(dollar amounts in millions)(1)
					Preliminary
	2011	2012	2013	2014	Results 2015	(2)
Government Funded Debt
Borrowings - Government	139,158	150,380	158,981	166,533	176,093
Borrowings - to finance Government Enterprises	855	1,009	1,182	1,142	951
Government Guaranteed Debt(3)	37,723	38,514	39,631	40,361	41,662
Municipal Sector Debt	20,307	20,719	21,820	22,622	23,305
Other Institutions(4)	1,009	929	836	819	819
Public Sector Funded Debt(5)	199,052	211,551	222,450	231,477	242,830
Per capita ($)	25,103	26,419	27,515	28,388	29,561
As a percentage of(6)
GDP	60.4%	61.2%	62.2%	63.8%	65.0%
Household income	72.2%	73.6%	74.0%	75.3%	77.2%
(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)

The Preliminary Results 2015 are based on financial information presented as at March 31, 2015 in the Budget 2015-2016, which was released on March 26, 2015. These preliminary results are subject to change.

(3)	Represents debt of Hydro-Québec.
(4)	Represents debt of the universities other than the Université du Québec and its constituents.
(5)	Includes debt covered by the Government’s commitments (see “Government's Commitments”).
(6)	Percentages are based upon the prior calendar year’s GDP and household income.

Government Debt

Government debt consists of funded and unfunded debt. Unfunded debt includes indebtedness with a maturity of one year or less. As of March 31, 2014, unfunded debt of the Government was $16.0 billion consisting of Treasury Bills for $3.3 billion plus $12.7 billion representing the excess of short-term liabilities over short-term assets. On March 31, 2015, unfunded debt of the Government is estimated, on a preliminary basis, at $17.4 billion consisting of Treasury Bills for $3.9 billion plus $13.5 billion representing the excess of short-term liabilities over short-term assets.

TABLE 20

Government Funded Debt As of March 31
(dollar amounts in millions)(1)
								Average
							Average	Term to
					Preliminary		Interest	Maturity
					Results		Rate 2015	2015
	2011	2012	2013	2014	2015	(2)	(%)	(years)
Borrowings - Government
Payable in Canadian Dollars:
Debentures and Other Loans	136,145	147,682	160,191	169,710	179,991		4.2	13.2
Savings Products	6,744	7,389	8,149	8,707	9,222		3.2	—
Payable in Foreign Currencies:
United States Dollars	1,028	944	1,345	1,368	1,552		5.1	6.7
Japanese Yen	379	392	-1	-1	-1	(3)	3.5	3.6
Swiss Francs	644	218	-2	-4	-4	(3)	2.3	4.2
Euros	126	163	-14	1,490	1,322		3.1	5.9
Australian Dollars	—	—	—	—	-7	(3)	—	—
Others currencies	-1	—	—	—	—		—	—
Funded Debt	145,065	156,788	169,668	181,270	192,075
Less: Sinking Funds(4)	5,907	6,408	10,687	14,737	15,982
Net borrowings - Government(5)	139,158	150,380	158,981	166,533	176,093		4.0	11.0
Borrowings - to finance Government Entreprises
Payable in Canadian Dollars:
Debentures and Other Loans	855	1,009	1,182	1,142	951		3.1	5.8
Borrowings - to finance Government Entreprises	855	1,009	1,182	1,142	951		3.1	5.8

(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)	The Preliminary Results 2015 are based on financial information presented as at March 31, 2015 in the Budget 2015-2016, which was released on March 26, 2015. These preliminary results are subject to change.
(3)	The amounts represent the unamortized discount on borrowings. The nominal value of these borrowings is completely hedged by currency swap agreements and foreign exchange forward contracts.
(4)	Consists of funds withdrawn annually from the General Fund and consolidated organizations. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.
(5)	Subsequent to March 31, 2015, the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $2.4 billion. The Government currently has credit agreements with various banks and financial institutions for a total of US$3.5 billion. The Government has also a line of credit for operations of $1.2 billion.

The following table shows the maturities of the Government’s funded debt outstanding as of March 31, 2015, net of a sinking fund balance of $15,982 million ($14,737 million as of March 31, 2014) valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures. The results shown in the following tables are based on financial information presented in the 2015-2016 Budget of March 26, 2015. These preliminary results are subject to change.

TABLE 21

Maturities of Government Funded Debt for Borrowings - Government
(dollar amounts in millions)(1)
Fiscal Year	Canadian		Japanese	Swiss		Australian	Total	Total
Payable	Dollars	U.S. Dollars	Yen	Francs	Euros	Dollars	2014-2015	2013-2014
Year 1	15,542	-204	—	—	—	—	15,338	15,710
Year 2	14,285	24	-1	—	-3	—	14,305	10,374
Year 3	11,345	25	—	-2	—	—	11,368	13,835
Year 4	15,970	23	—	—	—	—	15,993	11,088
Year 5	13,662	32	—	—	– 3	—	13,691	15,851
1-5 years	70,804	-100	-1	-2	-6	—	70,695	66,858
6-10 years	49,710	-340	—	-2	-50	-7	49,311	48,104
11-15 years	7,152	345	—	—	—	—	7,497	6,124
16-20 years	7,706	104	—	—	—	—	7,810	7,411
21-25 years	11,723	—	—	—	—	—	11,723	12,835
26-63 years	29,057	—	—	—	—	—	29,057	25,201
	176,152	9	–1	–4	–56	–7	176,093	166,533
(1)

Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent as at March 31, 2015, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency gains of $469 million which will be amortized over the remaining term of this debt.

The information relating to debt retirement set out above includes amounts to be withdrawn annually from the General Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues.

As indicated in the 2012-2013 Budget, the Government implemented in 2012-2013 a policy aimed at raising the level of prudential liquidity (liquid assets), to supplement its existing sinking funds. These liquid assets, invested in Canadian and non-Canadian central government securities, will be available for use in the event of major turbulence in financial markets. For that purpose, Québec created a general sinking fund in June 2012. The assets held in this general sinking fund will be used for the repayment at maturity of any debt of designated series issued by Québec and for liquidity purposes. However, Québec will be under no obligation to repay out of this general sinking fund any particular series of notes nor will any notes of designated series be redeemable for sinking fund purposes.

For the year ended March 31, 2014, the amount set aside for sinking fund purposes was $132 million and, at that date, the aggregate value of sinking funds was $14,737 million (including $7,589 million for the purpose of prudential liquidity), of which $6,065 million was invested in debentures issued or guaranteed by the Government.

For the year ended March 31, 2015, the amount set aside for sinking fund purposes was $276 million and, at that date, the aggregate value of sinking funds was $15,982 million (including $8,112 million for the purpose of prudential liquidity), of which $7,059 million was invested in debentures issued or guaranteed by Government.

TABLE 22

Maturities of Government Funded Debt for Borrowings – to finance Government Enterprises
(dollar amounts in millions)(1)
Fiscal Year Payable	Total 2014-2015	Total 2013-2014
Year 1	232	100
Year 2	53	331
Year 3	40	55
Year 4	100	40
Year 5	—	50
1-5 years	425	576
6-10 years	429	466
11-15 years	—	—
16-20 years	72	75
21-25 years	—	—
26-29 years	25	25
	951	1,142
(1)	As of March 31, 2015, all Government Funded Debt for Borrowings to finance Government Enterprises debts were either denominated in Canadian dollars or were fully swapped in Canadian dollars.

Guaranteed Debt

The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).

TABLE 23

Guaranteed Funded Debt (net of sinking fund balances) As of March 31
(dollar amounts in millions)(1)
							Average	Average Term
					Preliminary		Interest Rate	to Maturity
	2011	2012	2013	2014	results 2015	(2)	2015 (%)	2015 (years)
Hydro-Québec	37,723	38,514	39,631	40,361	41,662		5.4	18.7
	37,723	38,514	39,631	40,361	41,662		5.4	18.7

(1)	Canadian dollar equivalent at dates indicated for borrowings in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.
(2)	The Preliminary Results 2015 are based on financial information presented as at March 31, 2015 in the Budget 2015-2016, which was released on March 26, 2015. These preliminary results are subject to change.

As of March 31, 2015, on a preliminary basis, unfunded debt guaranteed by the Government amounted to $3,864 million, including $3,760 million borrowed from financial institutions under a student loan program and $104 million of short-term debt of Hydro-Québec.

Funded Debt of the Municipal Sector and Other Institutions

The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government’s jurisdiction. These institutions include the municipal sector (municipal corporations and transportation commissions) and educational institutions (universities other than the Université du Québec and its constituents).

The following table shows information on the funded debt of these institutions as of the dates indicated.

TABLE 24

Funded Debt of the Municipal Sector and Other Institutions As of March 31
(dollar amounts in millions)(1)
					Preliminary Results
	2011	2012	2013	2014	2015	(2)
Municipal Sector	20,307	20,719	21,820	22,622	23,305
Education Institutions(3)	1,009	929	836	819	819
	21,316	21,648	22,656	23,441	24,124

(1)

Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.

(2)

The Preliminary Results 2015 are based on financial information presented as at March 31, 2015 in the Budget 2015-2016, which was released on March 26, 2015. These preliminary results are subject to change.

(3)	Represents debt of universities other than the Université du Québec and its constituents.

The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 86% of the total revenue is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. The Ministère des Affaires municipales et de l’Occupation du territoire supervises and controls the borrowings of all Québec municipal corporations and urban communities.

In 2013 (the most recent year for which information is available), local sector expenditure including school corporations totalled $32.1 billion, representing 27.5% of consolidated expenditures of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, increased from $2,579 million in 2012 to $2,862.3 million in 2013. Net long-term debt of the municipal sector supported by local taxpayers increased from $18.7 billion as of December 31, 2012 to $19.5 billion as of December 31, 2013. This debt, as a percentage of real estate valuation, has decreased from 2.4% in 2012 to 2.3% in 2013.

Government’s Commitments

The following table shows information on the Government’s commitments for the repayment of the principal on borrowings made for capital expenditures by the educational institutions as well as by the municipal sector. The amounts for Fiscal 2015 are not yet publicly available.

TABLE 25

Government’s Commitments(1) As of March 31
(dollar amounts in millions)(2)
	2011	2012	2013	2014
Education Institutions	2,438	2,527	2,756	2,825
Municipal Sector	3,509	4,290	3,899	4,144
Others Beneficiaries	1,747	282	1,042	1,061
	7,694	7,099	7,697	8,030

(1)	Including commitments to repay loans from borrowings made by the Government on behalf of these entities. The debt covered by these commitments is included in the Funded Debt of Public Sector (see Table 19 “Funded Debt of Public Sector”).
(2)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

WHERE YOU CAN FIND MORE INFORMATION

This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2015 filed with the U.S. Securities and Exchange Commission (the “Commission”) on EDGAR through the Commission Internet web site at http://www.sec.gov. Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the Commission’s toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances du Québec, Direction du financement des organismes publics et de la documentation financière, 12, rue Saint-Louis, Québec, Québec, G1R 5L3, Canada. This document is also available on the Ministère des Finances du Québec Internet web site at http://www.finances.gouv.qc.ca.; however, any information available on this web site shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

FORWARD-LOOKING STATEMENTS

Various statements made throughout this document are forward looking and contain information about financial results. The words “forecast”, “preliminary estimate”, “preliminary results” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors including, among other things, Québec’s economic and political trends and Québec’s ability to control expenses and maintain revenues. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SUPPLEMENTARY INFORMATION

The following tables indicate present or future characteristics of the funded debt of Borrowings-Government outstanding as of March 31, 2015. Previous characteristics are not indicated.

TABLE 26

Borrowings-Government outstanding as of March 31, 2015
				Canadian Dollars
Maturity	Issue	Interest Payment				CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
A) Payable in Canadian Dollars
2015-07-27	1990-07-27	01-27 & 07-27	11.00	50,000,000	49,989,011	CA748148KN26	SFP(1): 1991-07-27
2015-12-01	2005-04-08	06-01 & 12-01	5.00	2,500,000,000	2,507,328,715	CA748148RP01
2021-12-01	2001-02-13	06-01 & 12-01	4.50	773,151,190	832,961,820	CA748148QY2	Real Return Bonds. Yields linked to the CPI for Canada
2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,242,638,291	CA748148NX70	SFP(1): 1994-01-16
2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	373,870,394	CA748148PA59
2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,312,987,003	CA748148PZ01	SFP(1): 1997-04-01
2026-12-01	1998-02-27	06-01 & 12-01	4.50	1,201,334,038	1,235,877,847	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada
2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,692,295,896	CA748148QJ59	SFP(1): 1999-10-01
2031-12-01	2001-02-13	06-01 & 12-01	4.25	1,238,348,348	1,442,973,985	CA748148QZ9	Real Return Bonds. Yields linked to the CPI for Canada
2031-12-01	2002-11-13	06-01 & 12-01	3.441	38,181,152	38,180,777	CA748148RF29	Real Return Bonds. Yields linked to the CPI for Canada
2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,200,200,000	4,155,605,611	CA748148QT3
2036-12-01	2003-07-28	06-01 & 12-01	5.75	4,082,900,000	4,197,892,300	CA748148RL9
Medium-Term Notes
2015-05-18	2005-05-18	05-18	4.65	100,000,000	99,996,714	XS0219854659
2015-06-30	1995-04-03	06-30 & 12-30	9.65	4,664,000	4,664,795	CA74814ZAP86
2016-06-30	1995-04-03	06-30 & 12-30	9.65	7,739,000	7,745,474	CA74814ZAQ69
2016-10-11	2006-10-11	10-11 & 01-11, 04-11 & 07-11	Floating	200,000,000	200,000,000	XS0270863060	CAD-BA (3 months) + 0.03%
2016-10-23	2013-04-23	07-23 & 10-23, 01-23 & 04-23	Floating	1,410,000,000	1,410,000,000	CA74814ZEQ24	CAD-BA (3 months) + 0.03%. SFP(3): $1,410 million

				Canadian Dollars
Maturity	Issue	Interest Payment				CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2016-12-01	2006-01-30	06-01 & 12-01	4.50	3,000,000,000	2,992,279,206	CA74814ZDH34
2017-05-14	2006-12-14	02-14 & 05-14, 08-14 & 11-14	Floating	200,000,000	200,000,000	XS0279291172	CAD-BA (3 months) + 0.07%
2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,755,294	CA74814ZAR43
2017-12-01	2007-01-29	06-01 & 12-01	4.50	5,000,000,000	5,046,054,596	CA74814ZDR16	SFP(3): $270 million
2018-12-01	2008-01-22	12-01 & 06-01	4.50	4,500,000,000	4,527,702,126	CA74814ZDU45	SFP(3): $500 million
2018-12-19	2013-12-19	03-19 & 06-19, 09-19 & 12-19	Floating	2,994,000,000	2,994,000,000	CA74814ZET62	CAD-BA (3 months) + 0.185%
2019-08-21	2014-05-21	02-21 & 05-21, 08-21 & 11-21	Floating	2,033,000,000	2,033,000,000	CA74814ZEU36	CAD-BA (3 months) + 0.165%. SFP(3): $300 million
2019-12-01	2009-05-08	06-01 & 12-01	4.50	5,000,000,000	5,035,984,275	CA74814ZEE93
2020-12-01	2004-12-07	06-01 & 12-01	5.00	100,000,000	99,329,787	CA74814ZDC47
2020-12-01	2010-04-09	06-01 & 12-01	4.50	5,900,000,000	6,073,931,203	CA74814ZEG42
2021-12-01	2011-02-08	06-01 & 12-01	4.25	7,500,000,000	7,794,664,812	CA74814ZEH25	SFP(3): $1,500 million
2022-12-01	2011-12-02	06-01 & 12-01	3.50	6,600,000,000	6,817,709,781	CA74814ZEL37	SFP(3): $400 million
2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	195,952,059	CA74814ZAX11
2023-09-01	2012-12-05	03-01 & 09-01	3.00	6,000,000,000	5,958,594,174	CA74814ZEP41	SFP(3): $1,760 million
2024-09-01	2013-12-18	03-01 & 09-01	3.75	6,000,000,000	6,246,833,681	CA74814ZES89	SFP(1): 2014-09-01
2025-06-01	2004-12-08	06-01 & 12-01	5.35	652,000,000	666,981,791	CA74814ZDE03
2025-09-01	2015-01-12	03-01 & 09-01	2.75	2,000,000,000	2,052,532,738	CA74814ZEV19	SFP(2): 2015-09-01
2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	103,849,654	CA74814ZBH51	SFP(1): 1997-04-01
2026-04-01	1999-01-12	04-01 & 10-01	8.50	90,000,000	103,362,724	CA74814ZCA99
2026-04-01	2003-07-22	04-01 & 10-01	5.50	74,332,000	73,858,403	CA74814ZCX9
2026-04-01	2007-04-01	04-01 & 10-01	7.50	165,850,000	165,850,000	CA74814ZDS98
2026-04-01	2011-04-01	04-01 & 10-01	6.40	90,000,000	90,000,000	CA74814ZCY75

				Canadian Dollars
Maturity	Issue	Interest Payment				CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2028-01-01	2008-06-20	04-01 & 07-01, 10-01 & 01-01	1.797	435,631,863	435,631,863	CA74814ZDV28	Real return medium-term notes. Yields linked to the CPI for Canada
2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,000,000	CA74814ZCD3
2035-04-01	1995-01-31	04-01	-	150,000,000	89,459,149	CA74814ZAH60	Others(1)
2035-04-01	1995-04-11	04-01 & 10-01	-	150,000,000	75,043,650	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date
2035-04-01	1995-04-13	04-01 & 10-01	-	100,000,000	50,202,648	CA74814ZAT09	Others(2)
2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	297,344,290	CA74814ZBP7
2035-04-01	1999-02-02	-	-	456,000,000	203,694,551	CA74814ZCB72	Zero-coupon note
2036-12-01	2008-11-04	06-01 & 12-01	3.25	791,172,236	856,695,115	CA74814ZDW01	Real return medium-term notes. Yields linked to the CPI for Canada
2038-12-01	2006-08-29	06-01 & 12-01	5.00	5,000,000,000	5,053,193,407	CA74814ZDK62
2039-10-01	1999-02-05	-	-	525,000,000	203,442,035	CA74814ZCC5	Zero-coupon note
2040-04-01	2000-05-25	04-01 & 10-01	Various	463,000,000	476,868,865	CA74814ZCJ0	Others(3)
2041-12-01	2009-09-22	06-01 & 12-01	5.00	9,200,000,000	9,922,152,541	CA74814ZEF68
2043-07-08	2003-07-08	01-08 & 07-08	5.60	80,000,000	80,289,118	CA74814ZCW1
2043-12-01	2011-08-17	06-01 & 12-01	4.25	7,000,000,000	7,615,662,742	CA74814ZEK53	SFP(3): $500 million
2045-12-01	2013-04-30	06-01 & 12-01	3.50	8,000,000,000	7,657,266,214	CA74814ZER07	SFP(1): 2013-12-01
2049-09-21	2008-12-01	09-21 & 03-21	5.10	13,440,000	13,524,502	CA74814ZDX83
2051-09-21	2006-11-23	09-21 & 03-21	5.00	420,000,000	447,493,335	CA74814ZDN02
2053-09-21	2008-12-01	09-21 & 03-21	5.10	37,192,000	38,158,096	CA74814ZDY66
2056-12-01	2006-04-07	06-01 & 12-01	Various	1,500,000,000	1,489,448,824	CA74814ZDJ99	Others(4)
2057-09-21	2008-12-01	09-21 & 03-21	5.10	9,857,000	9,842,501	CA74814ZDZ32
2058-09-21	2008-12-01	09-21 & 03-21	5.10	38,326,000	40,400,223	CA74814ZEA71
2059-09-21	2008-12-01	09-21 & 03-21	5.10	6,294,000	6,296,590	CA74814ZEB54
2061-09-21	2009-02-11	09-21 & 03-21	5.00	25,000,000	25,134,549	CA74814ZEC38
2062-09-21	2006-11-23	09-21 & 03-21	6.70	150,000,000	206,396,553	CA74814ZDP59
2065-06-01	2009-03-02	06-01 & 12-01	Various	385,000,000	370,050,923	CA74814ZED11	Others(5)

				Canadian Dollars
Maturity	Issue	Interest Payment				CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2065-06-01	2012-05-22	06-01 & 12-01	Various	335,000,000	355,109,003	CA74814ZEM10	Others(6)
2065-09-21	2006-09-21	09-21 & 03-21	6.35	940,000,000	1,202,966,753	CA74814ZDM29
2075-06-01	2012-11-13	06-01 & 12-01	3.279	100,000,000	112,259,631	CA74814ZEN92	Others(7)
2076-12-01	2007-06-29	06-01 & 12-01	Various	500,000,000	490,329,122	CA74814ZDT71	Others(8)
Savings Products
Savings Bonds
2015-2021		06-01	1.40 - 1.57	383,607,775	383,607,775		Put(1)
Other Savings Products
2015-2025		Various	Various	8,838,791,413	8,838,791,413
Receiver General of Canada
2019-2039	1999-2013	02-01 & 08-01	3.55 - 6.93	95,747,049	95,747,049		Put(2)
Assumed Debt
2015-2017	1965-1967		5.125 - 5.75	1,125,437	1,125,437		Payable in semi-annual installments, including principal and interest
Immigrant Investor Program
2015-2020	2010-2015		1.15 - 3.64	4,825,200,000	4,581,565,087
Société d'habitation du Québec							Others(9)
2015-04-01	2005-04-01	1st of each month	4.810	257,972,087	160,775,677
2015-05-01	2011-05-01	1st of each month	2.590	300,850	13,186
2015-06-01	2013-06-01	1st of each month	1.670	1,281,921	162,595
2015-11-01	2013-11-01	1st of each month	2.000	5,485,314	1,852,469
2015-12-01	2011-12-01	1st of each month	1.640	12,104,369	2,330,054
2016-03-01	2015-03-01	1st of each month	0.860	1,132,114	1,132,114
2016-05-01	2011-05-01	1st of each month	2.750	835,047	205,217

				Canadian Dollars
Maturity	Issue	Interest Payment				CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2016-06-01	2011-05-01	1st of each month	2.750	59,161,612	30,539,443
2016-06-01	2011-05-01	1st of each month	2.750	497,205	353,544
2016-06-01	2013-06-01	1st of each month	1.670	750,895	317,429
2016-11-01	2013-11-01	1st of each month	2.000	10,850,200	6,107,063
2016-12-01	2011-12-01	1st of each month	1.640	40,784,646	33,552,430
2017-01-01	2012-01-01	1st of each month	1.490	114,802,955	87,503,781
2017-02-01	2007-02-01	1st of each month	4.480	64,558,765	38,657,178
2017-03-01	2015-03-01	1st of each month	0.550	5,921,568	5,921,568
2017-04-01	2012-03-01	1st of each month	1.670	38,660,983	31,306,687
2017-06-01	2013-06-01	1st of each month	1.670	10,615,621	6,057,927
2017-11-01	2013-11-01	1st of each month	2.000	8,803,886	5,946,140
2018-05-04	2014-05-04	4st of each month	1.980	130,391	104,068
2018-06-01	2013-06-01	1st of each month	1.670	85,978,176	73,274,656
2018-11-01	2013-11-01	1st of each month	2.000	29,962,775	25,103,022
2019-02-01	2014-02-01	1st of each month	2.080	16,534,922	14,496,406
2019-05-04	2014-05-04	4st of each month	1.980	31,572,162	27,504,920
2020-03-01	2015-03-01	1st of each month	0.980	15,858,151	15,858,151
2020-06-01	2010-06-01	1st of each month	3.430	56,624,229	44,359,341
2020-07-01	1999-07-01	07-01	Various	4,388,252	1,932,179
2020-10-01	2010-10-01	1st of each month	3.130	94,942,095	65,155,516
2021-07-01	1999-07-01	07-01	Various	21,254,718	10,762,932
2021-07-01	2014-07-01	07-01	6.875	2,615,622	2,615,622
2022-07-01	1999-07-01	07-01	Various	25,132,662	13,925,709
2022-07-01	2014-07-01	07-01	7.875	1,248,432	1,248,432
2023-07-01	1973-07-01	07-01	7.625	466,925	234,387
2023-07-01	1998-07-01	07-01	7.750	367,558	214,152
2023-07-01	1999-07-01	07-01	Various	34,907,533	20,768,357
2023-12-01	1984-12-01	1st of each month	7.875	698,907	361,114

				Canadian Dollars
Maturity	Issue	Interest Payment				CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2024-07-01	1974-07-01	07-01	8.000	1,382,326	766,629
2024-07-01	1975-07-01	07-01	7.875	638,433	351,520
2024-07-01	1999-07-01	07-01	Various	62,117,382	38,670,634
2024-07-01	2008-07-01	07-01	7.750	805,552	609,526
2024-07-01	2014-07-01	07-01	7.500	83,794	83,794
2025-07-01	1975-07-01	07-01	7.875	6,034,832	3,528,699
2025-07-01	1976-07-01	07-01	7.875	153,278	89,779
2025-07-01	1999-07-01	07-01	Various	36,110,549	23,896,595
2025-07-01	2014-07-01	07-01	7.500	1,268,524	1,268,524
2026-04-01	1999-04-01	04-01	5.944	53,464,692	33,980,017
2026-07-01	1999-07-01	07-01	Various	35,431,394	24,489,996
2027-04-01	1999-04-01	04-01	5.944	11,531,559	7,625,622
2027-07-01	1999-07-01	07-01	8.000	1,349,826	970,933
2028-04-01	1999-04-01	04-01	5.944	77,583,667	53,134,516
2028-07-01	1999-07-01	07-01	Various	7,283,852	5,371,722
2029-01-01	1981-01-01	01-01 & 07-01	Various	1,674,410	1,286,071
2029-04-01	1999-04-01	04-01	5.944	100,148,082	70,757,985
2029-07-01	1999-07-01	07-01	Various	12,255,097	9,394,371
2030-01-01	2000-01-01	01-01	Various	9,836,195	7,473,919
2030-04-01	1999-04-01	04-01	5.944	76,170,974	55,336,214
2030-07-01	1999-07-01	07-01	7.875	2,124,532	1,658,449
2031-04-01	1999-04-01	04-01	5.944	14,075,637	10,484,320
2032-04-01	1999-04-01	04-01	5.944	318,317	242,503
2032-07-01	1999-07-01	07-01	8.000	2,601,373	2,127,320
Others Consolidated Organizations
Various	Various	Various		1,055,327,292	1,055,327,292
Financement-Québec
2015-10-14	2005-10-14	01-14, 04-14, 07-14 & 10-14	Floating	200,000,000	200,000,000	XS0232639715

				Canadian Dollars
Maturity	Issue	Interest Payment				CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2015-12-01	2000-09-01	06-01 & 12-01	6.25	309,400,000	309,267,079	317385AD4
2015-12-01	2008-05-26	06-01 & 12-01	4.25	1,300,000,000	1,302,867,865	31739ZAK18
2016-06-02	2010-03-02	03-02 & 06-02, 09-02 & 12-02	Floating	1,534,000,000	1,532,307,499	31739ZAP05
2016-12-01	2010-02-23	06-01 & 12-01	3.50	1,500,000,000	1,500,926,901	31739ZAN56
2017-04-25	2011-07-25	01-25 & 04-25, 07-25 & 10-25	Floating	1,420,000,000	1,416,537,566	31739ZAR60
2017-12-01	2011-01-21	06-01 & 12-01	3.50	1,600,000,000	1,612,309,929	31739ZAQ87
2018-06-01	2012-12-12	03-01 & 06-01, 09-01 & 12-01	Floating	1,542,000,000	1,544,186,280	31739ZAU99
2018-12-01	2012-01-24	06-01 & 12-01	2.40	1,500,000,000	1,495,000,089	31739ZAS44
2019-05-29	2013-10-29	11-29 & 02-29, 05-29 & 08-29	Floating	1,000,000,000	1,000,000,000	31739ZAV72
2019-12-01	2012-07-13	06-01 & 12-01	2.45	1,500,000,000	1,499,159,333	31739ZAT27
2020-07-01	2010-07-01	07-01	3.46	132,883,809	85,080,506		Others(10)
2020-10-01	2010-10-01	10-01	2.87	1,237,230	783,886		Others(10)
2020-11-01	2010-11-01	11-01	2.77	7,771,505	4,915,019		Others(10)
2021-03-01	2011-03-01	03-01	3.54	8,468,601	5,429,747		Others(10)
2021-03-29	2011-03-29	03-29	3.23	122,531,060	78,134,041		Others(10)
2025-07-01	2010-07-01	07-01	3.83	3,465,730	2,723,292		Others(10)
2025-08-01	2010-08-01	08-01	3.59	980,300	767,297		Others(10)
2025-10-01	2010-10-01	10-01	3.35	1,063,800	829,364		Others(10)
2025-11-01	2010-11-01	11-01	3.28	218,431,000	170,095,890		Others(10)
2025-12-01	2010-12-01	12-01	3.59	36,000,000	28,177,780		Others(10)
2026-03-01	2011-03-01	03-01	3.92	110,500,163	86,954,481		Others(10)
2026-03-29	2011-03-29	03-29	3.65	5,981,834	4,686,673		Others(10)
2030-07-01	2010-07-01	07-01	4.04	279,650,462	239,912,838		Others(10)
2030-11-01	2010-11-01	11-01	3.50	21,360,569	18,176,885		Others(10)
2031-02-01	2011-02-01	02-01	3.95	42,858,800	36,719,776		Others(10)

				Canadian Dollars
Maturity	Issue	Interest Payment				CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2031-03-01	2011-03-01	03-01	4.12	21,464,580	18,436,163		Others(10)
2031-03-29	2011-03-29	03-29	3.89	193,460,374	165,601,551		Others(10)
2034-06-01	2006-07-26	06-01 & 12-01	5.25	1,522,350,000	1,553,826,148	31739ZAG06
				151,521,763,435	152,868,822,785
Adjustments relating to swap agreements				37,294,579,370	37,294,579,370
Total-Payable in Canadian Dollars				188,816,342,805	190,163,402,155

				Foreign Currency Units
Maturity	Issue	Interest Payment	Coupon			Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
B) Payable in foreign currency
Payable in United States Dollars
2015-05-26	2005-05-26	05-26 & 11-26	4.60	1,000,000,000	999,974,504	1,268,267,664	US748148RQ8
2016-03-01	2006-03-01	03-01 & 09-01	5.00	1,250,000,000	1,249,031,333	1,584,146,440	US748148RR64
2016-04-01	1986-04-01	04-01	9.00	250,000,000	249,940,811	316,999,931	LU002143534
2016-11-14	2006-11-14	05-14 & 11-14	5.125	1,500,000,000	1,498,948,534	1,901,116,425	US748148RS4
2018-05-14	2008-05-14	05-14 & 11-14	4.625	1,000,000,000	998,062,523	1,265,842,698	US748148RT21
2020-07-29	2010-07-29	01-29 & 07-29	3.50	1,500,000,000	1,496,816,479	1,898,412,340	US748148RU93
2021-08-25	2011-08-25	02-25 & 08-25	2.75	1,400,000,000	1,396,474,669	1,771,148,823	US748149AF82
2023-02-13	2013-02-13	02-13 & 08-13	2.625	1,250,000,000	1,245,951,031	1,580,239,692	US748149AG65
2023-07-15	1993-07-08	01-15 & 07-15	7.50	1,000,000,000	999,108,086	1,267,168,786	US748148PB31	SFP(1): 1994-07-15
2024-02-09	1994-02-09	02-09 & 08-09	7.125	1,000,000,000	998,425,071	1,266,302,518	US748148PD96	SFP(1): 2004-02-09
2024-10-16	2014-10-16	04-16 & 10-16	2.875	1,600,000,000	1,587,653,697	2,013,621,184	US748149AH49
2026-12-01	1986-12-03	06-01 & 12-01	8.625	300,000,000	299,637,245	380,029,918	US748148KA05	SFP(2): 1987-12-01 then SFP(1): 1997-12-01
2029-09-15	1999-09-24	03-15 & 09-15	7.50	1,500,000,000	1,496,668,539	1,898,224,707	US748148QR73
Medium-Term Notes
2016-08-31	2006-08-31	08-31 & last day of February	5.30	100,000,000	99,959,959	126,779,217	CA74814ZDL46
2018-08-07	1998-08-07	02-07 & 08-07	6.54	250,000,000	250,000,000	317,075,000	XS0089070485
2019-06-01	2006-01-30	06-01 & 12-01	4.937	5,000,000	5,000,000	6,341,500	CA74814ZDF77
2020-12-01	2006-01-30	06-01 & 12-01	4.962	5,000,000	5,000,000	6,341,500	CA74814ZDG50
2026-01-30	1996-01-30	01-30 & 07-30	6.35	149,875,000	149,860,572	190,068,163	US74815HBZ47	Put(3): January 30, 2016 & 2021
2026-02-27	1996-02-29	02-27 & 08-27	7.14	99,770,000	99,770,000	126,538,291	US74815HCB69	Put(3): 2016-02-27
2026-03-02	1996-02-29	03-02 & 09-02	7.485	150,000,000	150,000,000	190,245,000	US74815HCA86
2026-03-06	1996-03-06	03-06 & 09-06	7.365	99,850,000	99,850,000	126,639,755	US74815HCC43
2026-03-10	1996-03-08	03-10 & 09-10	7.035	50,000,000	50,000,000	63,415,000	US74815HCD26
2026-04-09	1996-04-09	04-09 & 10-09	7.38	100,000,000	100,000,000	126,830,000	US74815HCE09
2026-04-15	1996-04-11	04-15 & 10-15	7.50	50,000,000	50,000,000	63,415,000	US74815HCG56	Put(3): 2016-04-15 & 2021-04-15
2026-04-15	1996-04-11	04-15 & 10-15	7.50	50,000,000	50,000,000	63,415,000	US74815HCF73

				Foreign Currency Units
Maturity	Issue	Interest Payment	Coupon			Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
2026-07-22	1996-07-22	01-22 & 07-22	7.295	99,965,000	99,965,000	126,785,610	US74815HCJ95	Put(4): 2006-07-22
2035-11-17	2005-11-17	05-07 & 11-17	5.40	75,000,000	74,839,018	94,918,326	US74815HCP5
2036-07-22	1996-07-22	01-22 & 07-22	7.97	160,000,000	160,000,000	202,928,000	US74815HCH30	Put(3): 2016-07-22
				15,994,460,000	15,960,937,071	20,243,256,488
Adjustments relating to swap agreements				(14,737,441,291)	(14,737,441,291)	(18,691,496,789)
Total-Payable in United States Dollars				U.S.$ 1,257,018,709	U.S.$1,223,495,780	1,551,759,699
Payable in Japanese Yen
2017-02-15	2007-02-15	02-15 & 08-15	1.92	5,000,000,000	5,000,000,000	52,850,017	-
Medium-Term Notes
2016-02-15	1996-02-15	02-15	4.23	1,000,000,000	999,784,618	10,567,727	XS0063440035
2016-06-27	1996-07-10	06-27 & 12-27	4.305	8,000,000,000	8,000,000,000	84,560,028	XS0067851310
2016-07-11	1996-07-11	01-11 & 07-11	4.50	5,000,000,000	5,005,755,609	52,910,854	XS0067208974
2016-09-26	1996-09-26	03-26 & at Maturity	4.125	5,000,000,000	5,000,000,000	52,850,017	XS0069585320
2016-10-24	1996-10-24	10-24	4.00	500,000,000	499,770,946	5,282,581	XS0070580047
2016-10-28	1996-10-28	03-22 & at Maturity	4.00	5,000,000,000	4,997,972,721	52,828,589	XS0070775647
2016-11-07	1996-11-07	05-07 & 11-05	3.95	9,600,000,000	9,598,029,424	101,451,204	XS0070684252
2016-11-14	1996-11-14	11-14	3.80	20,000,000,000	19,970,437,246	211,087,591	XS0070920243
2016-11-21	1996-11-21	11-21	4.00	1,000,000,000	1,000,000,000	10,570,003	XS0071482599
2016-11-29	1996-11-29	11-29	3.75	1,000,000,000	1,000,000,000	10,570,003	XS0071205248
2016-12-16	1996-11-22	12-16	3.96	1,000,000,000	1,000,000,000	10,570,003	XS0071476864
2016-12-19	1996-12-18	12-19	3.76	3,000,000,000	3,000,000,000	31,710,010	XS0071934755
2016-12-19	1996-12-18	12-19	3.82	5,000,000,000	5,000,000,000	52,850,017	XS0071823925
2016-12-19	1996-12-19	12-19	3.80	5,000,000,000	5,000,000,000	52,850,017	XS0072031106
2016-12-19	1996-12-19	12-19	4.90	2,000,000,000	2,000,000,000	21,140,007	XS0071771512	Interest payable $A1,072,210 per year
2016-12-19	1996-12-24	12-19	3.80	5,000,000,000	4,998,562,276	52,834,821	XS0072105157
2017-01-09	1997-01-09	01-09	4.72	3,000,000,000	2,999,201,411	31,701,569	XS0072223604	Interest payable in U.S.$ (U.S.$1,252,218 per year)
2017-01-23	1997-01-23	01-23	3.71	5,000,000,000	4,987,448,541	52,717,348	XS0073055328

				Foreign Currency Units
Maturity	Issue	Interest Payment	Coupon			Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
2017-02-28	1997-02-28	02-28	3.74	4,000,000,000	4,000,000,000	42,280,014	XS0074014779
2017-07-24	1997-07-24	07-24	3.50	5,000,000,000	4,995,441,855	52,801,838	XS0078225884
2017-07-28	1997-07-28	07-28	3.50	3,000,000,000	2,998,217,244	31,691,167	XS0078671236
2017-07-30	1997-07-30	07-30	3.45	1,000,000,000	998,481,136	10,553,949	XS0078670857
2017-08-11	1997-07-24	02-11 & 08-11	3.526	1,300,000,000	1,300,000,000	13,741,005	XS0078704003
2017-10-25	1996-10-25	04-25 & 10-25	4.02	6,000,000,000	6,000,000,000	63,420,021	XS0070689996
2017-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,699,308,327	17,961,695	US74815HCK68
2017-10-31	1997-10-30	10-31	3.01	5,000,000,000	5,000,000,000	52,850,017	XS0081272048
2018-08-20	2008-08-20	02-20 & 08-20	1.80	5,000,000,000	5,000,000,000	52,850,017	XS0382878345
2018-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,699,107,822	17,959,576	US74815HCL42
2028-03-21	2013-03-21	03-21 & 09-21	1.305	5,000,000,000	5,000,000,000	52,850,017	XS0907860919
2029-04-03	2009-04-03	04-03 & 10-03	2.73	13,000,000,000	13,000,000,000	137,410,045	XS0420287897
2029-04-27	2009-04-30	04-27 & 10-27	2.90	3,000,000,000	3,000,000,000	31,710,010	XS0425476891
				144,800,000,000	144,747,519,176	1,529,981,777
Adjustments relating to swap agreements				(144,800,000,000)	(144,800,000,000)	(1,530,536,501)
Total-Payable in Japanese Yen				¥-	¥(52,480,824)	(554,724)

				Foreign Currency Units
Maturity	Issue	Interest Payment	Coupon			Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
Payable in Swiss Francs
Medium-Term Notes
2015-10-05	2005-10-05	10-05	2.25	500,000,000	499,938,628	652,740,542	CH0022651902
2015-12-11	2009-02-11	12-11	3.125	350,000,000	349,979,122	456,947,211	CH0049484600
2017-06-21	2006-12-21	06-21	2.625	500,000,000	498,767,813	651,211,876	CH0027984514
2018-01-19	2008-05-19	01-19	3.375	250,000,000	249,512,001	325,773,184	CH0039621724
2018-12-11	2009-02-11	12-11	3.875	200,000,000	200,203,895	261,394,482	CH0049484618
2021-12-17	2009-12-17	12-17	2.875	200,000,000	200,706,805	262,051,102	CH0107559392
2023-02-22	2013-02-22	02-22	1.125	250,000,000	249,952,469	326,348,277	CH205832618
2024-02-05	2014-02-05	02-05	1.50	200,000,000	198,982,438	259,799,697	CH0232842341
2024-11-21	2014-11-21	11-21	0.75	375,000,000	373,958,381	488,255,522	CH0258404455
				2,825,000,000	2,822,001,552	3,684,521,893
Adjustments relating to swap agreements				(2,825,000,000)	(2,825,000,000)	(3,688,436,792)
Total-Payable in Swiss Francs				SF-	SF(2,998,448)	(3,914,899)
Payable in Australian Dollars
Medium-Term Notes
2015-07-15	2005-07-15	01-15 & 07-15	5.75	450,000,000	449,892,278	435,024,202	AU0000QBCHE8
2021-07-12	2011-07-12	01-12 & 07-12	6.50	225,000,000	224,896,841	217,464,432	AU0000QBCHF5
2025-03-10	2014-09-10	03-10 & 09-10	4.20	650,000,000	658,647,814	636,880,768	AU3CB0223774
				1,325,000,000	1,333,436,933	1,289,369,402
Adjustments relating to swap agreements				(1,325,000,000)	(1,340,475,552)	(1,296,175,409)
Total-Payable in Australian Dollars				$A-	$A(7,038,619)	(6,806,007)

				Foreign Currency Units
Maturity	Issue	Interest Payment	Coupon			Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
Payable in Pounds Sterling
2020-03-15	1984-02-15	03-15 & 09-15	12.25	50,000,000	49,847,493	93,884,039
Adjustements relating to swap agreements				(50,000,000)	(50,000,000)	(94,171,275)
Total-payable in Pounds Sterling				£-	£ (152,507)	(287,236)
Payable in Mexican Pesos
Medium-Term Notes
2016-01-19	2006-01-31	Payable every 182 days after August 1st , 2006	8.27	1,500,000,000	1,500,000,000	124,785,187	XS0242849486
Adjustements relating to swap agreements				(1,500,000,000)	(1,500,000,000)	(124,785,187)
Total-payable in Mexican Pesos				MXN-	MXN-	-
Payable in New Zealand Dollars
2015-11-09	2005-11-09	05-09 & 11-09	6.75	300,000,000	299,921,425	284,722,172	C4108FAC0
Adjustements relating to swap agreements				(300,000,000)	(299,917,910)	(284,718,835)
Total-payable in New Zealand Dollars				NZ$-	NZ$3,515	3,337
Payable in Euros
2030-03-12	2010-03-12	03-12	4.14	75,000,000	75,000,000	102,171,077	-
2030-04-29	2010-04-29	04-29	4.02	35,000,000	35,000,000	47,679,836	-
2031-12-15	2011-12-15	12-15	3.50	27,000,000	27,000,000	36,781,588	-
2033-06-17	2013-06-17	06-17	2.644	65,000,000	65,000,000	88,548,267	-
Medium-Term Notes
2016-06-20	2005-10-20	06-20	3.375	1,500,000,000	1,498,174,783	2,040,935,086	XS0233031326
2017-01-22	1996-11-29	01-22	7.08	51,129,188	51,080,097	69,585,447	XS0071659949
2018-04-03	2006-04-03	04-03	4.22	100,000,000	100,000,000	136,228,103	XS0248732264
2018-04-29	2008-04-29	04-29	4.75	1,250,000,000	1,249,699,837	1,702,442,381	XS0360897689
2019-01-11	1999-01-11	01-11	4/5/6/7.15	22,000,000	21,979,163	29,941,796	XS0092871242	Others(11)

				Foreign Currency Units
Maturity	Issue	Interest Payment	Coupon			Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
2019-04-29	2009-04-29	04-29	5.00	1,500,000,000	1,497,642,727	2,040,210,277	XS0425413209
2023-07-17	2013-07-17	07-17	2.25	1,000,000,000	995,967,408	1,356,787,507	XS0953580981	SFP(3): $1,358 million
2024-01-22	2014-01-22	01-22	2.375	1,000,000,000	991,580,166	1,350,810,849	XS1019493896
2025-01-15	2015-01-15	01-15	0.875	1,750,000,000	1,737,626,944	2,367,136,223	XS1167203881
				8,375,129,188	8,345,751,125	11,369,258,437
Adjustements relating to swap agreements				(7,375,129,188)	(7,375,129,188)	(10,046,998,587)
Total-payable in Euros				€1,000,000,000	€970,621,937	1,322,259,850
Total-payable in foreign currencies						2,862,460,020
Total-Funded Debt of Borrowings-Government						$193,025,862,175

In case of disparity between the terms and conditions of each issue and this table, the terms and conditions of each issue will prevail.

Sinking Fund Provisions (“SFP”):

(1)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 1% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 2% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(3)	Amount deposited by the Government in the general sinking for the purpose of prudential liquidity.

Puttable (“Put”):

(1)	Payable at par at the option of the holder at any time prior to maturity.

(2)	Held and callable in whole or in part, at par at the option of the Minister of Finance of Québec on six days’ notice subject to the requirements of the Canada Pension Plan.

(3)	Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.

(4)	Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Others:

(1)

$6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026 04-01 and $110,000,000 annually for 2034-04-01 & 2035-04-01.

(2)	$2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004 10 01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000).

(3)	Coupon rate represents the effective yield on the borrowing.

(4)	Interest of 10% payable first day of June and December from June 1, 2006 to December 1, 2015 and 5 % from June 1, 2037 to December 1, 2056.

(5)	Interest of 14% payable first day of June and December from June 1, 2009 to December 1, 2013 and 9 % from June 1, 2042 to June 1, 2065.

(6)	Interest of 10% payable first day of June and December from June 1, 2012 to December 1, 2018 and 5 % from June 1, 2041 to June 1, 2065.

(7)	Interest of 8% payable first day of June and December from December 1, 2012 to December 1, 2021 and 5 % from June 1, 2043 to June 1, 2075.

(8)	Interest of 8% payable first day of June and December from December 1, 2007 to December 1, 2017 and from June 1, 2039 to December 1, 2076.

(9)	Payable in installments including principal and interest.

(10)	Borrowings contracted with the CMHC under the municipal infrastructure low-cost loans program. Payable in annual installments, including principal and interest.

(11)	The Coupon will be 4.00% for the first five years, 5.00% for the years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years.